Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

HDV HOLDINGS LLC,

BLUCORA, INC.,

PROJECT BASEBALL SUB, INC.

and

HDV HOLDINGS, INC.

October 14, 2015

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A	Debt Commitment Letter

SCHEDULES

Schedule 1.08	Example Adjusted EBITDA Calculation

Schedule 10.01	Example Net Working Capital Calculation

i

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October [12], 2015, is made by and among HDV Holdings LLC, a Delaware limited liability company (the “Seller”), Blucora, Inc., a Delaware corporation (the “Parent”) (solely with respect to Section 9.08), Project Baseball Sub, Inc., a Delaware corporation and wholly owned indirect subsidiary of the Parent (the “Purchaser”), and HDV Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 11 below.

WHEREAS, the Seller owns 100% of the issued and outstanding shares of capital stock of the Company (the “Shares”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, all of the Shares;

WHEREAS, the respective boards of directors and boards of managers, as applicable, of the Purchaser, the Seller and the Company have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein; and

WHEREAS, as an inducement for the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, concurrently with the execution and delivery hereof, the Key Employee is entering into an employment agreement (the “Employment Agreement”);

WHEREAS, as an inducement for the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, concurrently with the execution and delivery hereof, each of Roger Ochs and the Rollover Employees are entering into rollover agreements with the Purchaser, the Company and the Seller (the “Rollover Agreements”), pursuant to which, immediately prior to the Closing, the Company will distribute to the Seller, and the Seller will distribute to the Rollover Employees shares of capital stock of the Company (the “Rollover Shares”), free and clear of any Liens, and the Rollover Employees will contribute their Rollover Shares to the Purchaser in exchange for shares of capital stock of the Purchaser and Roger Ochs will contribute his Rollover Shares to the Purchaser in exchange for shares of capital stock of the Purchaser and a promissory note (such transaction, the “Rollover”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.01 Purchase and Sale of Shares. On the terms and subject to the conditions hereof, on the Closing Date, (a) the Seller shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of the Shares (other than the Rollover Shares, which for the avoidance of doubt, shall have been contributed by Roger Ochs and the Rollover Employees to the Purchaser immediately prior to the Closing as part of the Rollover), free and clear of any Liens and restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and applicable state securities laws), and (b) in consideration of the sale of the Shares and the covenants and agreements of the Seller contained herein, the Purchaser shall deliver to the Seller or its designee the consideration specified in Section 1.02.

1.02 Purchase Price.

(a) For purposes of this Agreement, the aggregate purchase price (the “Purchase Price”) to be paid for the Shares shall be an amount equal to (i) $600,000,000 (the “Base Consideration”), minus (ii) Final Indebtedness, plus (iii) the amount, if any, by which Final Net Working Capital exceeds the Target Net Working Capital, minus (iv) the amount, if any, by which Final Net Working Capital is less than the Target Net Working Capital, plus (v) Final Cash, minus (vi) Final Transaction Expenses, minus the Equity Rollover Amount, minus the Specified Indemnity Accrued Amount.

(b) For purposes of this Agreement, the “Preliminary Purchase Price” shall be an amount equal to (i) the Base Consideration, minus (ii) Estimated Indebtedness, plus (iii) the amount, if any, by which Estimated Net Working Capital exceeds the Target Net Working Capital, minus (iv) the amount, if any, by which Estimated Net Working Capital is less than the Target Net Working Capital, plus (v) Estimated Cash, minus (vi) Estimated Transaction Expenses,, minus (viii) the Escrow Amount, minus the Equity Rollover Amount, minus the Specified Indemnity Accrued Amount.

1.03 Estimated Cash, Estimated Indebtedness, Estimated Net Working Capital and Estimated Transaction Expenses. Not less than two (2) days prior to the anticipated Closing Date, the Company shall deliver to the Purchaser (i) the Company’s good faith calculation of its estimate of (a) the amount of Cash as of the close of business on the day immediately preceding the Closing Date (“Estimated Cash”), (b) Net Working Capital as of the close of business on the day immediately preceding the Closing Date (“Estimated Net Working Capital”), (c) the amount of Indebtedness which will be outstanding immediately prior to the Closing (“Estimated Indebtedness”), (d) the amount of Transaction Expenses which will be unpaid as of the Closing (“Estimated Transaction Expenses”) and (e) the Specified Indemnity Accrued Amount, and (ii) a statement showing the calculation of the Preliminary Purchase Price.

1.04 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties shall consummate the following transactions on the Closing Date:

(a) the Purchaser shall deliver to the Seller (or, at Seller’s discretion, the Paying Agent) the Preliminary Purchase Price by wire transfer of immediately available funds to one or more accounts designated by the Seller to the Purchaser in exchange for the delivery by the Seller to the Purchaser of the stock certificate(s) evidencing the Shares (other than the Rollover Shares) duly endorsed for transfer or accompanied by a duly executed stock power;

(b) the Company shall deliver to the Purchaser payoff letters in form and substance reasonably acceptable to the Purchaser from each holder of Indebtedness listed on the Indebtedness Payoff Schedule, which payoff letters shall provide a mechanism for a full and complete release of all Liens granted by the Company or any of its Subsidiaries to, or otherwise arising with respect to, the holder of such Indebtedness, effective upon repayment of such Indebtedness;

(c) the Purchaser shall repay, on behalf of the Company and its Subsidiaries, all amounts required to be paid under the payoff letters delivered pursuant to Section 1.04(b) in order to fully discharge the Indebtedness owed to the Persons thereunder, by wire transfer of immediately available funds to the accounts designated in such payoff letters;

(d) the Purchaser, the Company and the Seller shall make such other deliveries as are required by Article 2 hereof;

(e) the Purchaser shall pay, on behalf of the Seller and the Company and its Subsidiaries (as applicable), the unpaid Transaction Expenses, by wire transfer of immediately available funds to the accounts designated on the Transaction Expenses Schedule;

(f) the Purchaser shall pay by wire transfer of immediately available funds to the Escrow Agent, the Escrow Amount, to be held pursuant to the Escrow Agreement; and

(g) the Seller shall deliver to the Purchaser a certificate, executed by the Seller under penalties of perjury, stating that the Seller is not a foreign person in form and substance required under Treasury Regulation Section 1.1445-2(b)(2). The Purchaser’s only remedy for the Seller’s failure to provide such certificate will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code, and the Seller’s failure to provide such certificate shall not be deemed to be a failure of the condition set forth in Section 2.01(b) to have been met.

1.05 Final Cash, Final Indebtedness, Final Net Working Capital and Final Transaction Expenses Calculations.

(a) As promptly as possible, but in any event within 90 days after the Closing Date, the Purchaser will deliver to the Seller (i) a consolidated balance sheet of the Company and its Subsidiaries (the “Closing Balance Sheet”) as of the close of business on the day immediately preceding the Closing Date and (ii) a statement showing the calculation of (A) the amount of Cash derived from the Closing Balance Sheet as of the close of business on the day immediately preceding the Closing Date, (B) the amount of Indebtedness as of immediately prior to the Closing, (C) the Net Working Capital derived from the Closing Balance Sheet as of the close of business on the day immediately preceding the Closing Date, and (D) the amount of Transaction

Expenses unpaid as of the Closing (together with the Closing Balance Sheet, the “Preliminary Statement”). If a Preliminary Statement is not delivered to the Seller within 90 days after the Closing Date, the Preliminary Purchase Price shall become the Purchase Price and shall be final, binding and non-appealable by the parties hereto. The Closing Balance Sheet shall be prepared, and the amount of Cash, the amount of Indebtedness, the Net Working Capital and the amount of Transaction Expenses shall be determined, on a consolidated basis in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Latest Balance Sheet and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. The parties agree that the purpose of preparing the Closing Balance Sheet and determining the amount of Cash, the amount of Indebtedness, the Net Working Capital and the amount of Transaction Expenses and the related purchase price adjustment contemplated by this Section 1.05 is to measure changes in the amount of Cash, the amount of Indebtedness, the Net Working Capital and the amount of Transaction Expenses, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining the amount of Cash, the amount of Indebtedness, the Net Working Capital and the amount of Transaction Expenses. After delivery of the Preliminary Statement, the Seller and its accountants shall have 60 days to review the Preliminary Statement and during such time shall be permitted full access to review the Company’s and its Subsidiaries’ books and records and work papers related to the preparation of the Preliminary Statement as reasonably requested by the Seller; provided that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Purchaser, the Company or its Subsidiaries. The Seller and its accountants may make inquiries of the Purchaser, the Company, its Subsidiaries and their respective personnel and accountants regarding questions concerning, or disagreements with, the Preliminary Statement arising in the course of their review thereof; provided that such inquiries shall be in a manner that does not unreasonably interfere with the normal business operations of the Purchaser, the Company or its Subsidiaries, and the Purchaser shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such personnel and accountants to cooperate with and respond to such inquiries.

(b) If the Seller has any objections to the Preliminary Statement, the Seller shall deliver to the Purchaser a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to the Purchaser within 60 days after delivery of the Preliminary Statement, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto; provided that, in the event the Purchaser, the Company or any of its Subsidiaries does not provide any papers or documents reasonably requested by the Seller or any of its authorized representatives that are in existence as of the time of such request within five Business Days of request therefor (or such shorter period as may remain in such 60-day period), such 60-day period shall be extended by one Business Day for each additional day required for the Purchaser, the Company or one of its Subsidiaries to fully respond to such request. The Seller and the Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 15 days after the delivery of the Objections Statement, the Seller and the Purchaser shall submit such dispute to

PricewaterhouseCoopers; provided that, if PricewaterhouseCoopers is unable or unwilling to serve in such capacity, the Seller and the Purchaser shall jointly select an alternative arbiter from a nationally recognized independent public accounting firm that is not the independent auditor of any of the Purchaser, the Seller or the Company (PricewaterhouseCoopers or the Person so selected, as applicable, the “Dispute Resolution Auditor”). Each of the Seller and the Purchaser may furnish to the Dispute Resolution Auditor such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other party. The Dispute Resolution Auditor shall consider only those items and amounts which are identified in the Objections Statement as being items which the Seller and the Purchaser are unable to resolve. The Dispute Resolution Auditor’s determination will be based solely on the definitions of Cash, Indebtedness, Net Working Capital and Transaction Expenses contained herein and any defined terms incorporated therein. The Seller and the Purchaser shall use their commercially reasonable efforts to cause the Dispute Resolution Auditor to resolve all disagreements as soon as practicable. Further, the Dispute Resolution Auditor’s determination shall be based solely on the supporting material provided by the Purchaser and the Seller which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review) and may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Dispute Resolution Auditor. The resolution of the dispute by the Dispute Resolution Auditor shall be final, binding and non-appealable on the parties hereto. Notwithstanding the foregoing, any disputes regarding the dispute resolution process set forth in this Section 1.05(b) shall be submitted to a court of competent jurisdiction in accordance with Section 12.11 and Section 12.16. The costs and expenses of the Dispute Resolution Auditor shall be allocated between the Purchaser and the Seller based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Seller claims the amount of Cash is $1,000 greater than the amount determined by the Purchaser’s accountants, the Purchaser contests only $500 of the amount claimed by the Seller, and the Dispute Resolution Auditor ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Dispute Resolution Auditor will be allocated 60% (i.e., 300 ÷ 500) to the Purchaser and 40% (i.e., 200 ÷ 500) to the Seller. The amount of Cash, the amount of Indebtedness, the Net Working Capital and the amount of Transaction Expenses as finally determined pursuant to this Section 1.05(b) shall be referred to herein as “Final Cash,” “Final Indebtedness,” “Final Net Working Capital” and “Final Transaction Expenses.”

(c) If, after final determination of Final Cash, Final Indebtedness, Final Net Working Capital and Final Transaction Expenses pursuant to this Section 1.05, the Preliminary Purchase Price is less than the Purchase Price (such shortfall, the “Shortfall Amount”), then the Purchaser shall, within two (2) Business Days after Final Cash, Final Indebtedness, Final Net Working Capital and Final Transaction Expenses become final and binding on the parties pursuant to this Section 1.05, make payment of the Shortfall Amount by wire transfer of immediately available funds to the Seller (or, at the Seller’s discretion, to the Paying Agent). Promptly following such payment, the Purchaser and the Seller shall instruct the Escrow Agent to release the remaining funds, if any, in the Adjustment Escrow Account to the Seller.

(d) If, after final determination of Final Cash, Final Indebtedness, Final Net Working Capital and Final Transaction Expenses pursuant to this Section 1.05, the Preliminary Purchase Price is greater than the Purchase Price (such excess, the “Excess Amount”), then the Seller and the Purchaser shall, within two (2) Business Days after Final Cash, Final Indebtedness, Final Net Working Capital and Final Transaction Expenses become final and binding on the parties pursuant to this Section 1.05, instruct the Escrow Agent to release from the Adjustment Escrow Account, the Excess Amount to the Purchaser. In the event the funds held in the Adjustment Escrow Account are not sufficient to pay the Excess Amount in full to the Purchaser, the Seller and the Purchaser shall, within two (2) Business Days after Final Cash, Final Indebtedness, Final Net Working Capital and Final Transaction Expenses become final and binding on the parties pursuant to this Section 1.05, instruct the Escrow Agent to release from the Indemnity Escrow Account an amount equal to (i) the Excess Amount minus (ii) the amount distributed to the Purchaser from the Adjustment Escrow Account pursuant to this Section 1.05(d). Promptly following such payment, the Purchaser and the Seller shall instruct the Escrow Agent to release the remaining funds, if any, in the Adjustment Escrow Account to the Seller.

(e) The Purchaser agrees that the Adjustment Escrow Amount and the Indemnity Escrow Amount, and the dispute resolution provisions provided for in this Section 1.05, shall be the exclusive remedies for the matters addressed or that could be addressed by this Section 1.05, and neither the Seller nor any of its Affiliates shall have liabilities for any amounts due, owing or payable to the Purchaser pursuant to this Section 1.05(e) to the extent the funds in the Adjustment Escrow Account and the Indemnity Escrow Amount are insufficient to pay such amounts.

(f) Unless otherwise required by applicable Law, the parties hereto agree that any payment made pursuant to this Section 1.05 shall be treated as an adjustment to purchase price for all Tax purposes.

1.06 The Closing. The parties shall cause the closing of the transactions contemplated by this Agreement (the “Closing”) to take place at the offices of Kirkland & Ellis LLP located at 300 North LaSalle Street, Chicago, Illinois 60654 on the third (3rd) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article 2 hereof (other than those to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or on such other date as the Purchaser and the Seller may mutually agree; provided that, unless (a) consented to in writing by the Purchaser prior to December 30, 2015 or (b) all conditions to the Purchaser’s obligations in respect of the funding of the Debt Financing have been satisfied prior to such date (other than those to be satisfied at the time of such funding, but subject to the satisfaction of such conditions at the time of such funding), the Closing shall occur no earlier than December 30, 2015 (provided, that for the avoidance of doubt, the notice described in Section 8.01(f) may be delivered three Business Days prior to December 30, 2015). The date of the Closing is referred to herein as the “Closing Date,” and the Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date.

1.07 Withholding. The parties, as well as their respective Affiliates, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any applicable provision of federal, state, local or foreign Tax Law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid; provided that, if the Purchaser or any of its Affiliates determines that an amount is required to be deducted and withheld, the Purchaser shall use commercially reasonable efforts to provide, at least five (5) Business Days prior to the date the applicable payment is scheduled to be made, the Seller with written notice of the intent to deduct and withhold, which notice shall include a copy of the calculation of the amount to be deducted and withheld. The Purchaser shall provide the Seller with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding.

1.08 EBITDA Adjustment.

(a) On or prior to April 30, 2016, the Purchaser shall deliver to the Seller a copy of the Company’s audited consolidated financial statements for the fiscal year ending December 31, 2015, together with a statement (the “2015 EBITDA Statement”) setting forth its determination of the Adjusted EBITDA of the Company and its Subsidiaries for the fiscal year ending December 31, 2015 (the “2015 Adjusted EBITDA”). After delivery by the Purchaser of the 2015 EBITDA Statement, the Seller and its accountants shall have 60 days to review the 2015 EBITDA Statement and during such time shall be permitted full access to review the Company’s and its Subsidiaries’ books and records and work papers related to the preparation of the 2015 EBITDA Statement as reasonably requested by the Seller; provided that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Purchaser, the Company or its Subsidiaries. The Seller and its accountants may make inquiries of the Purchaser, the Company, its Subsidiaries and their respective accountants regarding questions concerning, or disagreements with, the 2015 EBITDA Statement arising in the course of their review thereof; provided that such inquiries shall be in a manner that does not unreasonably interfere with the normal business operations of the Purchaser, the Company or its Subsidiaries, and the Purchaser shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries.

(b) If the Seller has any objections to the 2015 EBITDA Statement, the Seller shall deliver to the Purchaser a statement setting forth its objections thereto then known based on the access and information provided by the Purchaser through such date (a “2015 EBITDA Objections Statement”). If a 2015 EBITDA Objections Statement is not delivered to the Purchaser within 60 days after delivery of the 2015 EBITDA Statement, the 2015 EBITDA Statement shall be final, binding and non-appealable by the parties hereto; provided that, in the event the Purchaser, the Company or any of its Subsidiaries does not provide any papers or documents reasonably requested by the Seller or any of its authorized representatives that are in existence as of the time of such request within five Business Days of request therefor (or such shorter period as may remain in such 60-day period), such 60-day period shall be extended by one Business Day for each additional day required for the Purchaser, the Company or one of its Subsidiaries to fully respond to such request. Following the delivery of the 2015 EBITDA Objections Statement, the Seller may update the 2015 EBITDA Objections Statement to reflect any change in objections to the extent such changes are in respect of new information received from the Purchaser after the date of such delivery. The Seller and the Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 60 days after the delivery of the 2015 EBITDA Objections Statement, the Seller and the Purchaser shall submit such dispute to the Dispute Resolution Auditor. Each of the Seller and the Purchaser may furnish to the Dispute Resolution Auditor such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other party. The Dispute Resolution Auditor shall consider only those items and amounts which are identified to the Dispute Resolution Auditor from the 2015 EBITDA Objections Statement as being items which the Seller and the Purchaser have been unable to resolve. The Dispute Resolution Auditor’s determination will be based solely on the definition of Adjusted EBITDA contained herein. The Seller and the Purchaser shall use their commercially reasonable efforts to cause the Dispute Resolution Auditor to resolve all disagreements as soon as practicable. Further, the Dispute Resolution Auditor’s determination shall be based solely on the supporting material provided by the Purchaser and the Seller which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review) and may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Dispute Resolution Auditor. The resolution of the dispute by the Dispute Resolution Auditor shall be final, binding and non-appealable on the parties hereto. Notwithstanding the foregoing, any disputes regarding the dispute resolution process set forth in this Section 1.08(b) shall be submitted to a court of competent jurisdiction in accordance with Section 12.11 and Section 12.16. The costs and expenses of the Dispute Resolution Auditor shall be allocated between the Purchaser and the Seller based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. The 2015 Adjusted EBITDA as finally determined pursuant to this Section 1.08(b) shall be referred to herein as the “Actual 2015 Adjusted EBITDA.”

(c) If the Actual 2015 Adjusted EBITDA is less than $46,164,000, then the Purchaser and the Seller shall cause the Escrow Agent to pay to the Purchaser or its designee, a payment (the “2015 Adjusted EBITDA Payment”) by wire transfer of immediately available funds to an account designated by the Purchaser, which 2015 Adjusted EBITDA Payment shall be calculated as follows:

(i) If the Actual 2015 Adjusted EBITDA is less than $44,625,200.00, then the 2015 Adjusted EBITDA Payment shall be equal to $20,000,000.

(ii) If the Actual 2015 Adjusted EBITDA is greater than or equal to $46,164,000, then the 2015 Adjusted EBITDA Payment shall be equal to $0.

(iii) If the Actual 2015 Adjusted EBITDA is less than $46,164,000 but greater than or equal to $44,625,200.00, then the 2015 Adjusted EBITDA Payment shall be determined by linear interpolation between $0 and $20,000,000 (i.e., for each $1.00 by which the Actual 2015 Adjusted EBITDA is less than $46,164,000, the 2015 Adjusted EBITDA Payment shall be increased by $13.00 (but shall not be greater than $20,000,000).

(d) To the extent there is any portion of the 2015 Adjusted EBITDA Escrow Amount remaining after the payment of the 2015 Adjusted EBITDA Payment, the Purchaser and the Seller shall cause the Escrow Agent to pay to the Seller (or, at the Seller’s discretion, the Paying Agent) such remaining portion by wire transfer of immediately available funds to an account designated by the Seller.

(e) Notwithstanding the foregoing provisions of this Section 1.08, if the Purchaser fails to deliver the 2015 EBITDA Statement on or prior to April 30, 2016, then the 2015 Adjusted EBITDA Payment shall be deemed to be equal to $0.

(f) As used in this Section 1.08:

(i) “Adjusted EBITDA” of any Person means, for any period, an amount equal to the sum of (i) the net income of such Person, determined in accordance with GAAP, consistently applied, plus (ii) to the extent deducted or not included in determining subsection (i) for such period, and without duplication, (A) Consolidated Interest Expense, amortization of debt discounts and commissions, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) all actual out-of-pocket fees, costs and expenses incurred in connection with the closing of the transactions contemplated by the Existing Loan Agreements and any related transactions or this Agreement and any related transactions, (E) any loss or charge from extraordinary items, (F) any aggregate net loss on the sale of property (other than accounts (as defined under the applicable UCC) and inventory) outside the ordinary course of business, (G) management fees and expenses and transaction fees paid pursuant to and in accordance with the management agreement with certain of the equityholders of the Seller, (H) all non-cash (and, with respect to clause (y), cash) costs, expenses, losses and charges (other than the write-down of current assets) for such period (including non-cash compensation expenses and amounts representing non-cash adjustments) required by the application of (x) FASB Statement No. 144 (relating to write-down of long-lived assets), (y) FASB Statement No. 141R (including with respect to “earnouts” incurred as deferred consideration in connection with a Permitted Acquisition) and (z) FASB Statement No. 142 (relating to changes in accounting for amortization of goodwill and certain intangibles) as established by the Financial Accounting Standards Board (pertaining to purchase method accounting), (I) severance costs or one-time compensation expenses paid to employees or investment advisors, (J) non-cash charges or expenses incurred in such period in connection with the write-off of deferred financing costs, (K) costs and expenses associated with maintaining a corporate debt rating, (L) in connection with one-time marketing and technology projects and client billing and ticket charge issues, (M) non-recurring legal and consulting fees, (N) any balance sheet reserves or accruals established in respect of any liability on the Special Indemnity Schedule and (O) costs and expenses paid associated with satisfying any liability on the Special Indemnity Schedule. Schedule 1.08 attached hereto sets forth an example of the calculation of Adjusted EBITDA as of the date of the Latest Balance Sheet. Adjusted EBITDA shall be calculated in accordance with Schedule 1.08 and only include the line items set forth therein.

(ii) “Consolidated Interest Expense” means, for the Company and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) the total interest expense and loan fees, including the interest component of any payments in respect of capital lease obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net cash amount payable (or minus the net cash amount received) with respect to hedging transactions during such period.

(g) To the extent the total amount of bonuses paid to employees from January 1, 2015 through December 31, 2015 pursuant to any Plan in existence as of the date hereof is less than the total amount that would be paid to such employees pursuant to such Plans in the ordinary course consistent with the Company’s and its Subsidiaries’ past practices (with the parties acknowledging that implementation of such payments of bonuses shall be done at the direction of the Chief Executive Officer of the Company consistent with his past practices), whether due to the Company’s or any Subsidiary’s failure to pay such bonus or forfeiture or waiver thereof by the recipient or otherwise, except in the case of any employee that was not eligible for such bonus pursuant to the terms of the applicable Plan, the Adjusted EBITDA shall be calculated as though such payment had been made. If the Company or any of its Subsidiaries shall take any action during the period from and after the Closing through December 31, 2015 (or make any change in the Company’s or any of its Subsidiaries’ accounting methods with respect to the measurement of any accrued liabilities of the Company and its Subsidiaries for the calendar year ended December 31, 2015 during the time period between January 1, 2016 and the date on which the 2015 EBITDA Statement is delivered) that is inconsistent with the ordinary operations and past practices of the Company and its Subsidiaries prior to the date hereof (other than actions that are required by applicable Law) , the calculation of the 2015 Adjusted EBITDA shall not be increased or reduced on account of any of the revenues, costs, expense or other effects on net income resulting directly from such actions.

(h) Following the Closing, the Purchaser shall have sole discretion with regard to all matters relating to the operation of the Company and its Subsidiaries; provided that from the Closing until December 31, 2015, the Purchaser shall, and shall cause the Company and its Subsidiaries to:

(i) pursue all of the Company’s and its Subsidiaries’ operations consistent with the level of activity conducted by the Company and its Subsidiaries during the year prior to the Closing Date to the extent permitted by applicable Law, and in any event with no less diligence than the level of activity the Purchaser uses for its other businesses;

(ii) operate the Company and its Subsidiaries separate from the Purchaser’s and the Purchaser’s Affiliates’ existing businesses, including by maintaining separate books and records and generating separate financial statements, which statements shall be prepared in accordance with GAAP, for the Company and its Subsidiaries;

(iii) cause any goods and services sold by the Company and its Subsidiaries to the Purchaser or its Affiliates (other than the Company and its Subsidiaries) or purchased by the Company and its Subsidiaries from the Purchaser or its Affiliates (other than the Company and its Subsidiaries) to be made on terms comparable to those that would be realized or paid if dealing with an independent party in an arm’s-length commercial transaction;

(iv) maintain the Company’s current compensation practices (other than equity-based compensation), including with respect to the Company’s bonus compensation plan, in the ordinary course of business and consistent with past practice (with the parties acknowledging that implementation of such compensation practices shall be implemented at the direction of the Chief Executive Officer of the Company consistent with his past practices);

(v) refrain from diverting any revenues from the Company and its Subsidiaries to the Purchaser’s other businesses or to any Affiliates of the Purchaser;

(vi) refrain from making any changes to the Company’s or its Subsidiaries’ accounting methods, principles or practices or Tax methods, practices or elections;

(vii) refrain from changing the legal structure of Company or any of its Subsidiaries in existence as of the date hereof or the legal structure within which any one or more of the divisions thereof operate as of the date hereof;

(viii) refrain from acquiring any business or entering into any new line of business and any restructuring or integration matters related thereto;

(ix) refrain from taking any actions with respect to the sale, disposition or other divestiture of the Company or any of its Subsidiaries or any one or more of their divisions or lines of business; and

(x) refrain from taking any actions in bad faith that would have the purpose of reducing the 2015 Adjusted EBITDA or increasing the 2015 Adjusted EBITDA Payment hereunder.

(i) Notwithstanding anything in this Section 1.08 to the contrary, the Purchaser has no obligation to operate the Company and its Subsidiaries in order to maximize the 2015 Adjusted EBITDA or the 2015 Adjusted EBITDA Payment hereunder.

(j) Unless otherwise required by applicable Law, the parties hereto agree that any payment made pursuant to this Section 1.08 shall be treated as an adjustment to purchase price for all Tax purposes.

ARTICLE 2

CONDITIONS TO CLOSING

2.01 Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing:

(a) (i) The representations and warranties set forth in Section 3.01 (Organization and Power; Shares), Section 3.02 (Subsidiaries), Section 3.03 (Capitalization), the first and last sentences of Section 3.05 (Authorization; No Breach; Valid and Binding Agreement) and Section 3.21 (Brokerage) and Article 5 shall be true and correct in all respects as of the Closing Date as though such representations were then made on the Closing Date, except to the extent such representations and warranties address matters of particular dates, in which case the same shall have been true and correct in all respects as of such date; (ii) each of the other representations and warranties set forth in Article 3 shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) as of the Closing Date as though then made, except to the extent such representations and warranties address matters as of particular dates, in which case the same shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) as of such dates, except where the failure of such representations and warranties referenced in the immediately preceding clause (ii) to be so true and correct would not, in the aggregate, have a Material Adverse Effect.

(b) The Company and the Seller shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c) The Seller shall have delivered to the Purchaser a duly executed counterpart to the Escrow Agreement.

(d) The applicable waiting periods, if any, under the HSR Act, shall have expired or been terminated.

(e) No judgment, decree or order shall have been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

(f) The Company (and/or the Seller) shall have delivered to the Purchaser each of the following:

(i) a certificate executed by an officer of the Company and the Seller, in form and substance reasonably acceptable to the Purchaser, dated as of the Closing Date, stating that the preconditions specified in Section 2.01(a) and Section 2.01(b) (as such conditions relate to the Company or the Seller, as applicable) have been satisfied;

(ii) certified copies of the certificates or articles of incorporation or formation, bylaws or limited liability company agreement (or similar applicable organizational documents) of the Company and each of its Subsidiaries; and

(iii) a copy of the resolutions duly adopted by the Seller’s and the Company’s board of directors or board of managers, as applicable, authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby.

(g) The Company shall have received from FINRA a decision as specified in NASD Rule 1017 granting approval with respect to the transactions contemplated by this Agreement and the change of indirect owners of the BD Subsidiary, with only such material restrictions to which the Purchaser shall have agreed to (the “FINRA Approval”), which shall not have been revoked.

(h) Forty-five (45) days shall have elapsed since the Negative Consent Notice was sent to Clients by the Company or the Adviser Subsidiary.

(i) No Material Adverse Effect shall have occurred between the date hereof and the Closing Date.

(j) The Assets Under Administration as of the end of the trading day immediately preceding a determination date to be mutually agreed upon by the Seller and the Purchaser, which determination date shall in no event be earlier than five (5) Business Days prior to the anticipated Closing Date, shall be equal to or greater than $34,000,000,000;

(k) The Company and its Subsidiaries shall have, immediately prior to the Closing, at least 4,000 IC Representatives;

(l) The Purchaser shall have received evidence reasonably satisfactory to it that the Management Services Agreement shall automatically terminate upon the Closing and that the Company and its Subsidiaries shall have no further liability to the Seller under such Management Services Agreement;

(m) Either (i) the Key Employee shall remain employed by the Company and the Employment Agreement shall not have been revoked or terminated; or (ii) in the event the Key Employee has died or suffered Disability (as defined in the Employment Agreement), each of Joel Bennett, Scott Rawlins and Ruth Papazian shall be employed by the Company.

If the Closing occurs, all closing conditions set forth in this Section 2.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser.

2.02 Conditions to the Seller’s and the Company’s Obligations. The obligation of the Seller and the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Seller and the Company in writing) of the following conditions as of the Closing:

(a) (i) The representations and warranties set forth in Article 4 (other than those representations and warranties that address matters as of particular dates) shall be true and correct (without giving effect to any materiality qualification or exception contained therein) in all material respects as of the Closing Date as though then made, and (ii) the representations and warranties set forth in Article 4 that address matters as of particular dates shall be true and correct (without giving effect to any materiality qualification or exception contained therein) in all material respects as of such dates.

(b) The Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) The Purchaser shall have delivered to the Seller (or, if applicable, the Paying Agent) the Preliminary Purchase Price, by wire transfer of immediately available funds to the account(s) designated by the Seller.

(d) The Purchaser shall have delivered to the Seller a duly executed counterpart to the Escrow Agreement.

(e) The Purchaser shall have delivered to the Seller a fully executed copy of the Debt Commitment Letter on or before the date hereof, and such Debt Commitment Letter shall remain in full force and effect as of immediately prior to the Closing.

(f) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated.

(g) The Company shall have received the FINRA Approval, which shall not have been revoked.

(h) No judgment, decree or order shall have been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

(i) The Purchaser shall have delivered to the Seller each of the following:

(i) a certificate executed by an officer of the Purchaser, in form and substance reasonably acceptable to the Seller, dated as of the Closing Date, stating that the preconditions specified in Section 2.02(a) and Section 2.02(b) have been satisfied; and

(ii) a copy of the resolutions duly adopted by the Purchaser’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

If the Closing occurs, all closing conditions set forth in this Section 2.02 (other than Section 2.02(c)) which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Seller and the Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that the statements in this Article 3 are correct and complete as of the date of this Agreement, except as set forth in the schedules accompanying this Agreement (the “Disclosure Schedules”). The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules where the applicability of the information set forth in such other section would be reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

3.01 Organization and Power; Shares. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite corporate power and authority and all material authorizations necessary to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. The Shares constitute the only outstanding equity interests of the Company.

3.02 Subsidiaries. A true and correct list of the Company’s Subsidiaries is set forth on the Subsidiary Schedule, together with the amount of each such Subsidiary’s authorized shares of capital stock or other equity interests, the amount of its issued and outstanding shares of capital stock or other equity interests and the names of each holder of shares of capital stock or other equity interests of the Company’s Subsidiaries and the amount of such shares of capital stock or other equity interests held by such holders. Except as set forth on the Subsidiary Schedule, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest, other equity ownership interest, options, warrants, calls, convertible securities or other agreement or commitments for any equity interest in any other corporation, organization or entity. Each of the Subsidiaries identified on the Subsidiary Schedule is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Subsidiaries identified on the Subsidiary Schedule has all requisite organizational power and authority and all authorizations necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to hold such authorizations or to be so qualified would not have a Material Adverse Effect.

3.03 Capitalization. All of the issued and outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable (where applicable), were issued in compliance with all applicable Laws and are owned, beneficially and of record, by the Seller, free and clear of any Liens. All of the issued and outstanding capital stock or other equity interests of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable (where applicable), were issued in compliance with all applicable Laws and are owned, beneficially and of record, directly or indirectly, by the Company, free and clear of all Liens, other than Liens arising under the Existing Loan Agreements. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments relating to the issued or unissued capital stock or other securities of the Company or any of its Subsidiaries obligating the Company or any of its Subsidiaries to issue any securities of any kind. Neither the Company nor any of its Subsidiaries has granted any stock appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements that may affect the voting or transfer of the Shares or any of the shares of capital stock or other securities of the Company’s Subsidiaries.

3.04 Governing Documents. True, correct and complete copies of the Company’s and its Subsidiaries’ certificates or articles of incorporation or formation, bylaws or limited liability company agreement (or equivalent organizational documents) have been provided to the Purchaser. The minute books and capital stock or equity records of the Company and its Subsidiaries are accurate and complete in all material respects and have been maintained in accordance with all applicable Laws in all material respects.

3.05 Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered by the Company and the consummation by the Company of the transactions contemplated herein or therein. Except as set forth on the Company Authorization Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not (a) violate any provision of the Company’s or any of its Subsidiaries’ certificates or articles of incorporation or formation, bylaws or limited liability company agreement (or equivalent organizational documents), (b) conflict in any respect with, constitute a default under, result in a breach or violation of, constitute an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under or require any consent under, any Material Contract or Real Property Lease to which the Company or any of its Subsidiaries is a party, (c) result in the creation or imposition of any Lien (other than Permitted Liens) upon any assets of the Company or any of its Subsidiaries, or (d) violate in any material respect any Law or Order to which the Company or any of its Subsidiaries or any of the assets or businesses of the Company or its Subsidiaries is subject or otherwise bound. This Agreement has been, and at the Closing, each of the other agreements, instruments and documents required to be executed and delivered by the

Company will be, duly executed and delivered by the Company and, assuming that this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered are valid and binding obligations of the other parties hereto, constitutes valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.06 Financial Statements. The Financial Statements Schedule consists of the following financial statements (the “Financial Statements”): (a) the Company’s unaudited consolidated balance sheet as of June 30, 2015 (the “Latest Balance Sheet”) and the related statements of income and cash flows for six month period then ended and (b) the Company’s audited consolidated balance sheet as of each of December 31, 2014, December 31, 2013 and December 31, 2012 and the related statements of income and cash flows for the fiscal year then ended. The Financial Statements have been based upon the information contained in the Company’s and its Subsidiaries’ books and records, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments (none of which are expected to be material). The books of account and financial records of the Company and its Subsidiaries have been prepared and maintained in accordance with GAAP and accurately and fairly reflect in all material respects the transactions and dispositions of assets of the Company and its Subsidiaries. The Company and its Subsidiaries maintain a system of accounting controls sufficient to provide reasonable assurances that (w) transactions are executed in accordance with management’s general or specific authorization; (x) transactions are recorded as necessary to permit preparation of audited financial statements in conformity with GAAP and to maintain accountability for assets; (y) access to assets is permitted only in accordance with management’s general or specific authorization; and (z) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.07 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material Liabilities that would be required to be disclosed on a balance sheet prepared in accordance with GAAP applied consistently with the Company’s audited consolidated balance sheet as of December 31, 2014, other than Liabilities (a) set forth on the balance sheet in the Latest Balance Sheet and not discharged subsequent to the date of the Latest Balance Sheet, (b) incurred by the Company or its Subsidiaries subsequent to the date of the Latest Balance Sheet in the ordinary course of business consistent with past practices and not discharged since the date of the Latest Balance Sheet, or (c) under the executory portion of any Material Contract.

3.08 Absence of Certain Developments. Since December 31, 2014, there has not been any Material Adverse Effect. Except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has:

(a) mortgaged, pledged or subjected to any Lien, any portion of its assets, except Permitted Liens and Liens arising under the Existing Loan Documents;

(b) sold, disposed of, assigned, transferred or made any other divestiture of any material portion of its tangible assets, other than in the ordinary course of business, or any one or more of its divisions or lines of business;

(c) acquired any business or entered into any new line of business;

(d) made any changes to the legal structure of the Company or any of its Subsidiaries or the legal structure within which any one or more divisions thereof operate;

(e) sold, assigned, transferred or licensed any material Company Intellectual Property;

(f) allowed to lapse or abandoned any material Company Intellectual Property;

(g) issued, sold or transferred any of its equity securities or warrants, options or other rights to acquire its equity securities;

(h) made any material capital investment in, or any material loan to, any other Person (other than a Subsidiary of the Company);

(i) declared, set aside or paid any dividend or made any distribution with respect to its equity securities (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its equity securities, except for (i) dividends or distributions made by the Company’s Subsidiaries to their respective parents in the ordinary course of business consistent with past practice and (ii) repurchases of equity interests from current or former employees, consultants, directors or limited liability company managers of the Company or its Subsidiaries;

(j) made any individual capital expenditure or commitment therefor in an amount that exceeds $250,000, or any capital expenditures or commitments therefor in an aggregate amount that exceeds $1,750,000 or delayed or postponed the making of any material capital expenditure or the repair or maintenance of any material assets (whether on account of the transactions contemplated in this Agreement or otherwise);

(k) borrowed any money or issued any bonds, debentures, notes or other corporate securities evidencing money borrowed, other than in the ordinary course of business under existing revolving lines of credit, consistent with past practices;

(l) made any loan to, or entered into any other transaction with a value that exceeds $120,000 with, any of its directors or officers;

(m) hired or terminated any employee who has an annual base salary or wages in excess of $250,000 per year, or entered into or modified any employment agreement with any person with an annual base salary or wages in excess of $250,000 per year;

(n) made any material change in the bonus, salary or other compensation or fringe benefits of any officer or employee of the Company or its Subsidiaries or instituted or made any material amendment to any employee benefit program or fringe benefit program with respect to the employees of the Company and its Subsidiaries, in each case other than pursuant to the terms of any Plan set forth on the Employee Benefits Schedule, the applicable employment agreement, or changes made in the ordinary course of business;

(o) suffered any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company and its Subsidiaries, whether on account of fire, flood, riot, strike, act of God or otherwise, that exceeded $250,000;

(p) entered into, modified or terminated any Material Contract, or knowingly waived any default under any Material Contract, other than, in each case, in the ordinary course of business consistent with past practice;

(q) settled or compromised, or agreed to settle or compromise, any claim or proceeding, other than settlements or compromises involving solely money damages not in excess of $250,000; provided, however, that the aggregate amount paid in connection with the settlement or compromise of all such disputes and claims shall not exceed $1,000,000 in the aggregate;

(r) received a Wells notice from the SEC or FINRA; been subject to a formal Order instituting proceedings or similar action from the SEC, FINRA or any state securities or insurance commission, office or department; settled or compromised or agreed to settle or compromise any claim or proceeding of the SEC, FINRA or any state securities or insurance commission, office or department; settled or compromised or agreed to settle or compromise with any Person upon terms that affects the manner or scope of the conduct of business of the Company or any of its Subsidiaries;

(s) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of any petition in bankruptcy under any provisions of federal or state bankruptcy law;

(t) made any change in the Company’s or any of its Subsidiaries’ cash management policies or practices, accounting methods, principles or practices, Tax methods, practices or elections or internal accounting controls;

(u) made any change in the policies with respect to the payment of accounts payable or accrued expenses or the collection of accounts receivable or other receivables, other than as required by a change in GAAP or applicable Law, or delayed payment of any accounts payable or accelerated collection of accounts receivable, in each case other than in the ordinary course of business consistent with past practice;

(v) agreed to any fee or commission reductions, fee or commission waivers or similar arrangements as to any Advisory Contract or BD Contract, except which would not be material to the Company and other than in the ordinary course of business; or

(w) made any election concerning Taxes inconsistent with past practices, except, in each case, for any change required by reason of a change in GAAP or applicable Law, or filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrendered any right to claim a refund of Taxes, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax Liability of the Company or any of its Subsidiaries for any period ending after the Closing Date.

3.09 Title to Properties.

(a) Except as set forth on the Liens Schedule, the Company and its Subsidiaries own good title to, or hold pursuant to valid and enforceable leases, all of the material tangible personal property used by the Company and its Subsidiaries in the conduct of their respective businesses or shown to be owned or leased by them on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens and Liens under the Existing Loan Documents. The tangible assets of the Company and its Subsidiaries are in good operating condition and repair in all material respects, normal wear and tear excepted.

(b) The leased real property at the addresses listed on the Real Property Schedule (the “Leased Real Property”) constitutes all of the real property leased by the Company or its Subsidiaries. The leases under which the Company and its Subsidiaries lease the Leased Real Property (the “Real Property Leases”), true and correct copies of which have been made available to the Purchaser, are in full force and effect, and the Company or a Subsidiary of the Company holds a valid and binding leasehold interest in the Leased Real Property to which each Real Property Lease relates, subject to proper authorization and execution of such Real Property Lease by any other party thereto and the application of any bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Neither the Company nor any of its Subsidiaries is in material default under any Real Property Lease.

(c) Neither the Company nor any of its Subsidiaries owns any real property.

(d) To the Company’s knowledge, no counterparty to any Real Property Lease is in material default under any Real Property Lease.

3.10 Tax Matters. Except as set forth on the Taxes Schedule:

(a) The Company and its Subsidiaries have timely filed all material Tax Returns that are required to be filed by them (taking into account any extensions of time to file). All such Tax Returns were correct and complete in all material respects. With respect to all amounts in respect of Taxes imposed upon the Company and each Subsidiary or for which the Company and each Subsidiary are or could be liable, whether to Taxing authorities or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax Laws have been complied with and all amounts required to be paid by the Company and each Subsidiary (as the case may be) to Taxing authorities on or before the date hereof have been paid (whether or not reflected on any Tax Return).

(b) No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any taxing authority any written notice of deficiency or proposed adjustment for any amount of Tax that has not been fully paid or settled. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency. No stockholder, director or officer (or employee responsible for Tax matters) of the Seller or the Company or any Subsidiary expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company or any Subsidiary either (A) claimed or raised by any authority in writing or (B) as to which any of the Seller and the directors and officers (and employees responsible for Tax matters) of the Seller or the Company or any Subsidiary has knowledge based upon personal contact with any agent of such Governmental Authority.

(c) Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or any of its Subsidiaries) or (ii) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract (other than (y) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business and (z) property Taxes payable with respect to properties leased).

(d) There are no Tax sharing, allocation or similar agreements in effect as between the Company or any Subsidiary, or any affiliate thereof, and any other person, under which the Company or any Subsidiary, or any former subsidiaries, could be liable for any Taxes or other claims of any party (other than (x) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business and (y) property Taxes payable with respect to properties leased).

(e) Neither the Company nor any Subsidiary has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise (which section 481(a) adjustment is still outstanding and being amortized into income or deduction), and each accounting method used by the Company and each Subsidiary is correct.

(f) Neither the Company nor any Subsidiary has been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(g) The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(h) Neither the Company nor any Subsidiary has requested or received a ruling from any Governmental Authority or signed a closing agreement, offer in compromise, or other agreement with any such authority.

(i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction within the two (2)-year period ending on the date of this Agreement that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(j) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(k) Neither the Company nor any Subsidiary thereof is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of a change in method of accounting executed on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code executed prior to the Closing Date; (iii) installment sale or open transaction disposition made prior to the Closing Date; (iv) cash method of accounting utilized prior to the Closing Date; (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code made on or prior to the Closing Date.

(m) Since October 3, 2011, neither the Company nor any Subsidiary has received a formal or informal written claim from a Taxing Authority in a jurisdiction it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(n) The Taxes Schedule sets out the U.S. federal income tax classification of the Company and each of its Subsidiaries.

(o) The representations and warranties set forth in this Section 3.10 and Section 3.15 are the only representations and warranties in this Agreement with respect to Tax matters, and any claim for breach of representation or warranty with respect to Tax matters shall be based on the representations and warranties made in this Section 3.10 and Section 3.15 and shall not be based on the representations and warranties set forth in any other provision of this Agreement.

3.11 Contracts and Commitments.

(a) Except as set forth on the Contracts Schedule, neither the Company nor any of its Subsidiaries is party to or is otherwise bound by any written or oral:

(i) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 3.15 or the Disclosure Schedules relating thereto;

(ii) contract for the employment or retention of services of any officer, individual employee or other person on a full-time or consulting basis providing for (A) base compensation in excess of $250,000 per year, and/or (B) the payment of any cash or other compensation or benefits as a result of the execution of this Agreement and/or the consummation of the transactions contemplated hereby or thereby, and/or (C) a restriction on the ability of the Company or its Subsidiaries to terminate the employment of any employee for any lawful reason or for no reason without severance or other payment obligations;

(iii) agreement, promissory note, bond, debenture, indenture, letter of credit, performance bond, surety agreement or other instrument relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any portion of the assets of the Company and its Subsidiaries;

(iv) guaranty of any obligation for borrowed money or other material guaranty involving more than $100,000;

(v) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000;

(vi) lease or agreement under which it is lessor of or permits any third party to hold or operate any of its personal property, for which the annual rental exceeds $250,000;

(vii) contract or group of related contracts with the same party (other than standard purchase orders or pricing agreements) for the purchase by the Company or its Subsidiaries of products or services which provided for annual payments in excess of $500,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet;

(viii) contract or group of related contracts with a customer (other than standard purchase orders or pricing agreements) that provided for annual revenues (based on the trailing twelve-month period ending on the date of the Latest Balance Sheet) to the Company and its Subsidiaries in excess of $500,000;

(ix) agreement relating to any completed material business acquisition or disposition by the Company or any of its Subsidiaries since October 3, 2011;

(x) material license or agreement relating to the use by the Company or any of its Subsidiaries of any third-party Intellectual Property Rights (other than off the shelf software) or to the use of any Company Intellectual Property, in each case for which the annual license or royalty payments exceed $100,000;

(xi) agreement restricting in any material respect the Company’s or any of its Subsidiaries’ right to (A) compete with any Person, (B) sell goods or services to any Person, (C) purchase goods or services from any Person or (D) solicit for employment or hire any Person;

(xii) agreement that involves any “Most Favored Nation” rights or obligations or any minimum sales or volume requirements by the Company or any of its Subsidiaries; or

(xiii) agreement that contains any provision pursuant to which the Company or any of its Subsidiaries is obligated to indemnify or make any indemnification payments to any Person, other than with respect to standard terms and conditions of an agreement entered into in the ordinary course of business.

(b) The Purchaser either has been supplied with, or has been given access to, a true and correct copy of all contracts listed on the Contracts Schedule (the “Material Contracts”), together with all amendments thereto.

(c) With respect to each Material Contract: (i) such contract is in full force and effect and is a valid and binding agreement of the Company and/or its Subsidiaries, as applicable, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies; (ii) none of the Company or any of its Subsidiaries is in breach or default in any material respect, nor has the Company or any of its Subsidiaries taken any action which, with notice or lapse of time, would constitute a breach or default in any material respect, or permit termination, material modification or acceleration, as applicable, under such contract; (iii) to the Company’s knowledge, no other party is in breach or default in any material respect under such contract and (iv) neither the Company nor any of its Subsidiaries has received any written notice that any other party to such Material Contract intends to terminate, materially adversely modify, refuse to perform or refuse to renew such Material Contract.

3.12 Intellectual Property.

(a) The Intellectual Property Schedule sets forth all of the following owned by the Company or any of its Subsidiaries: (i) issued patents and patent applications (including any provisionals, non-provisionals, PCTs, continuations, continuations in part, divisionals, reissues, renewals and any other applications claiming the rights therefrom); (ii) registered trademarks, service marks, trade names, trade dress, and applications for registration of any of the foregoing; (iii) Internet domain name registrations; and (iv) registered copyrights and mask works, and applications for registration of any of the foregoing (collectively, the “Company Registered Intellectual Property Rights”).

(b) The Intellectual Property Schedule sets forth all material outbound licenses of Company Intellectual Property and except as set forth on the Intellectual Property Schedule, the Company is not in material breach, default or violation of any such material outbound license and no such material outbound license of Company Intellectual Property grants any rights to (1) modify or create derivative works of any Company Intellectual Property, or (2) grant sublicenses under any Company Intellectual Property.

(c) Except as set forth on the Intellectual Property Schedule: (i) the Company and/or its Subsidiaries, as the case may be, exclusively owns all right, title and interest in and to all of the Company Intellectual Property, free and clear of all Liens except Permitted Liens and Liens under the Existing Loan Documents; (ii) to the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate, or misappropriate the Intellectual Property Rights of any Person; (iii) to the Company’s knowledge, no Person has infringed, violated, or misappropriated, or is infringing, violating, or misappropriating, any Company Intellectual Property ; and (iv) the Company and its Subsidiaries own or have the valid right to use all Intellectual Property Rights necessary for the operation of their respective businesses as currently conducted, free and clear of all Liens except Permitted Liens and Liens under the Existing Loan Documents.

(d) All Company Registered Intellectual Property Rights (other than rights in domain names and applications for patents that have not yet been granted registration) are valid and subsisting. There have been no interferences, re-examinations, or oppositions filed or, to the Company’s knowledge, threatened in writing to be brought involving any of the Company Registered Intellectual Property Rights.

(e) Except as set forth on the Intellectual Property Schedule, neither the Company nor any of its Subsidiaries has received from any Person any written notice, and, to the Company’s knowledge, there are no claims alleging, that the Company Intellectual Property or the conduct of the business of the Company and its Subsidiaries as currently conducted infringes, violates, or misappropriates any other Person’s Intellectual Property Rights, nor, to the Company’s knowledge, are there any valid grounds for any bona fide claim of any such kind.

(f) Since October 3, 2011, neither the Company nor any of its Subsidiaries has assigned, sold, exclusively licensed or otherwise transferred ownership of any Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business).

(g) Except as set forth on the Intellectual Property Schedule, each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any material Company Intellectual Property has signed a valid, enforceable agreement containing (A) an assignment to the Company of all right, title, and interest in and to such Company Intellectual Property and (B) confidentiality provisions protecting the Company Intellectual Property.

(h) No software distributed in connection with any Company Intellectual Property is, in whole or in part, subject to or governed by an Excluded License.

(i) Except as set forth on the Intellectual Property Schedule, the Company, each of its Subsidiaries and the IC Representatives are in compliance in all material respects with all applicable Laws and Company and Subsidiary contractual obligations governing the collection, storage, transfer, processing, destruction, deletion and use (“Collection and Use”) of all data or information constituting the personal information relating to any natural person, including employees, customers, and other individuals, that has been collected or otherwise obtained by the Company or any of its Subsidiaries (collectively, “Personally Identifiable Information”). The Company’s and each of its Subsidiaries’ Collection and Use of such Personally Identifiable Information is in compliance in all material respects with applicable Law and is in accordance in all material respects with the Company’s privacy policy (or applicable terms of use) as published on its website or any other written privacy policies (or applicable terms of use) of the Company, presented to employees, consumers or customers (actual or potential), or other persons or entities and to which the Company is bound or otherwise subject (such Collection and Use together with the Company’s and each of its Subsidiaries’ contractual obligations governing the Collection and Use of Personally Identifiable Information, their, “Personally Identifiable Information Obligations”). The Company and each of its Subsidiaries take commercially reasonable steps to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized Collection and Use, and, to the Company’s knowledge, no Person has gained unauthorized access to any Company or Subsidiary servers, databases, systems, networks, or Internet sites or to any Personally Identifiable Information stored or contained therein or transmitted thereby. The execution or delivery of this Agreement or the performance of the Company’s obligations hereunder, or transfer of any Personally Identifiable Information to Purchaser will not materially violate any of the Company’s or any of its Subsidiaries’ Personally Identifiable Information Obligations.

(j) The Company and its Subsidiaries have taken and take commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company Intellectual Property that are trade secrets.

3.13 Litigation. Except as set forth on the Litigation Schedule, there is no, and since October 3, 2011 there has been no, charge, complaint, suit or proceeding pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries in a written notice received by the Company or any of its Subsidiaries, at law or in equity, before or by any Governmental Authority which, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to result in a Liability of the Company and its Subsidiaries (taken as a whole) in excess of $200,000, and neither the Company nor any of its Subsidiaries is subject to any material outstanding judgment, order or decree of any court or other Governmental Authority. The Litigation Schedule sets forth all material settlement or consent or similar material agreements entered into by the Company or any of its Subsidiaries since October 3, 2011.

3.14 Governmental Consents. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the Exchange Act (including the FINRA Consent Application), and except as set forth on the Governmental Consents Schedule, no material Permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required to be obtained by the Company or its Subsidiaries in connection with the execution, delivery or performance of this Agreement by the Company or the consummation of the transactions contemplated hereby.

3.15 Employee Benefit Plans.

(a) Except as listed on the Employee Benefits Schedule, neither the Company nor any of its Subsidiaries maintains, sponsors, contributes or is required to contribute to or has any Liability under or with respect to or is a party to any “employee benefit plan” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) whether or not subject to ERISA, employment (other than offer letters to do not deviate in any material respect from the sample offer letters provided and which do not provide for payment of severance), retention, change of control, termination, severance, separation, bonus, incentive, equity or equity-based, pension, profit sharing, phantom stock, retention, vacation, accident, death benefit, hospitalization, disability, retirement, welfare, medical, deferred compensation or any other material fringe or other material benefit or compensation plan, program, policy, agreement or arrangement, nor does any ERISA Affiliate maintain any such plan, program, policy, agreement or arrangement for the benefit of current or former employees of the Company or any of its Subsidiaries (each a “Plan” and collectively referred to as the “Plans”). Each of the Plans that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination or opinion letter issued by the Internal Revenue Service and no event has occurred and no condition exists which could reasonably be expected to adversely affect the qualified status of such Plan. Each Plan is and has been established, maintained, funded and administered in compliance in form and in operation in all material respects with its terms and in all material respects with the requirements of Law (including the Code and ERISA). Neither the Company nor any Subsidiary, nor to the Company’s knowledge, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any non-exempt prohibited transaction in connection with any Plan that would result in the imposition of a material penalty or fine pursuant to Section 502 of ERISA or a Tax pursuant to Section 4975 of the Code. No material claim, proceeding, audit, investigation, action or litigation is pending or has been made, commenced or, to the Company’s knowledge, threatened with respect to any Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims), and there is no fact or circumstance that could reasonably be expected to give rise to any such material claim, proceeding, audit, investigation, action or litigation. There has been no breach of fiduciary duty (as determined under ERISA) with respect to any Plan that could result in the imposition of any material Liability on the Company or any of its Subsidiaries.

(b) With respect to each Plan, all payments, premiums, contributions, distributions and reimbursements due for all periods ending prior to the date hereof have been timely made or properly accrued and all payments, premiums, contributions, distributions and reimbursements due for all periods ending prior to the Closing Date will have been timely made or properly accrued. No Plan is subject to Title IV of ERISA. None of the Company or any of its Subsidiaries or any Person that, together with the Company or any of its Subsidiaries, at any relevant time would be treated as a single employer under Section 414 (b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) maintains, sponsors, contributes to or is required to contribute to, or has any Liability under or with respect to any: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or other plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA);

(iii) multiple employer plan (as described in Section 413(c) of the Code); (iv) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); or (v) plan, program, policy, arrangement or agreement providing for post-termination or post-retirement health, life or other welfare benefits to current or former employees of the Company or any of its Subsidiaries or any other Person, other than the continuation coverage required under COBRA. Neither the Company nor any Subsidiary has any Liability on account of at any time being considered a single employer with any other Person under Section 414 of the Code. The Company and its Subsidiaries and the ERISA Affiliates have complied and are in compliance in all material respects with the requirements of COBRA.

(c) The Company has provided to the Purchaser true and complete copies of, to the extent applicable: (i) each Plan document (and all amendments thereto) or a written description of the terms of any unwritten Plan; (ii) the most recent determination letter received from the Internal Revenue Service regarding each Plan, if any; (iii) the latest Form 5500 annual report for each Plan and all attachments and schedules thereto; and (iv) the latest summary plan descriptions (and all summaries of material modification thereto) and employee handbooks.

(d) Neither the Company nor any Subsidiary will be obligated to pay or provide separation, severance, termination, change in control, transaction bonus, retention or similar benefits as a result of the transactions contemplated hereby (either alone or in connection with any other event, including without limitation termination of employment following the transaction), nor will the transactions contemplated hereby (either alone or in connection with any other event, including without limitation termination of employment following the transactions) (x) accelerate the time of payment, funding, or vesting, or trigger or increase the amount, of any benefit or other compensation due to any employee, or (y) except as set forth on the Employee Benefits Schedule, result directly or indirectly in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign law). Each “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) maintained by the Company or any Subsidiary party (each a “409A Plan”) complies in all material respects in both form and operation with the requirements of Section 409A of the Code, and no payment or benefit under or with respect to any such 409A Plan to be made or provided thereunder has been or could reasonably be expected to be subject to interest, penalties or additional excise Tax under Section 409A of the Code. No current or former employee or other service-provider of the Company or any Subsidiary is party to a contract whereby such individual is entitled to a tax gross-up or reimbursement for Tax Liabilities under either Section 4999 or Section 409A of the Code.

3.16 Labor and Employment. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or other contract with any labor organization relating to its employees, and, to the Company’s knowledge, there are, and since October 3, 2011, there have been, no union organizing efforts with respect to employees of the Company or any of its Subsidiaries. Except as set forth on the Labor and Employment Schedule: (a) there are no unfair labor practice charges or complaints, material labor arbitrations or grievances or other material charges or claims relating to the alleged violation of any Law pertaining to labor relations or employment matters, pending, or, to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries; and (b) there is, and since October 3,

2011 there has been, no strike, slowdown, work stoppage, lockout, or other material labor dispute, or, to the Company’s knowledge, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries. Within the past two (2) years, the Company and its Subsidiaries have been in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar or related Law (collectively, the “WARN Act”). Each of the Company and its Subsidiaries is in compliance in all material respects with all Laws applicable to it with respect to employment and employment practices, terms and conditions of employment and wages and hours and has not engaged and is not engaged in any material unfair labor practice with respect to the employees of the Company or any of its Subsidiaries. All individuals characterized and treated by the Company or any of its Subsidiaries as independent contractors or consultants are correctly classified as independent contractors under all applicable Laws, and all employees of the Company and its Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, except for any improper classifications, individually or in the aggregate, that would not be material to the Company or its Subsidiaries. The Company has made available to the Purchaser a list as of the date of this Agreement of all current employees of the Company and its Subsidiaries, correctly reflecting (i) job titles, (ii) base rate of pay or annual base salaries, (iii)target bonus opportunity, (iv) visa status, if applicable and (v) whether such employee is not on active duty as of the date of this Agreement because of disability or other leave.

3.17 Insurance. The Insurance Schedule lists each insurance policy maintained by the Company and its Subsidiaries or that name the Company or any of its Subsidiaries as an insured or loss payee. Each such insurance policy is in full force and effect, all premiums due thereon have been paid, and, to the Company’s knowledge, neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any such insurance policy. Except as set forth on the Insurance Schedule, neither the Company nor any of its Subsidiaries has any claim pending under any such policies for which coverage has been denied or disputed by the insurer. For the past three years, neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing such insurance policies to the effect that no renewal of an existing insurance policy will be offered to the Company or its Subsidiaries. Except as set forth on the Insurance Schedule, neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs.

3.18 Compliance with Laws.

(a) Except as set forth on Section (a) of the Compliance with Laws Schedule, the Company and each of its Subsidiaries are, and since October 3, 2011 have been, in compliance in all material respects with all applicable Laws and Orders of all applicable Governmental Authorities. Since October 3, 2011, none of the Company or any of its Subsidiaries has received any written notice from any Governmental Authority asserting a material failure to comply with any applicable Laws, the subject of which notice has not been resolved.

(b) No Subsidiary acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser or in a similar capacity with respect to any collective investment vehicle.

(c) Except as set forth on Section (c) of the Compliance with Laws Schedule, the Company, its Subsidiaries and, to the knowledge of the Company, each of the IC Representatives, have obtained, possess and are in material compliance with all material Permits that are required by applicable Law to operate the respective businesses of the Company and its Subsidiaries and to otherwise provide services under the Advisory Contracts, BD Contracts and Insurance Arrangements. All such material Permits of the Company and its Subsidiaries are identified on the Material Permits Schedule, are in full force and effect and are not presently the subject of any investigation, action, suit or other proceeding related to the suspension, cancellation, modification or revocation thereof, and, to the Company’s knowledge, no such investigation, action, suit or other proceeding is threatened in writing, except, in either case, for any investigations, actions, suits or other proceedings that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notification from any Governmental Authority or other Person alleging any violation of any Law governing the issuance or use of any Permit held by the Company, its Subsidiaries, or any IC Representative. The Company and its Subsidiaries have adopted and maintained sufficient written policies and procedures designed to reasonably ensure that the IC Representatives have obtained, possess and are in material compliance with all material Permits that are required by applicable Law in connection with the operation of the business of the Company and its Subsidiaries.

3.19 Environmental Matters. Except as set forth on the Environmental Matters Schedule:

(a) The Company and its Subsidiaries are in material compliance with all Environmental Laws.

(b) The Company and its Subsidiaries have obtained, possess and are in material compliance with all material Permits, licenses and other authorizations required by Environmental Laws to operate the Leased Real Property.

(c) Neither the Company nor any Subsidiary thereof has received any written notice from any Governmental Authority or any other Person asserting or alleging against the Company or any of its Subsidiaries any material violation of or material Liability under Environmental Laws the subject of which is unresolved.

(d) Neither the Company nor any of its Subsidiaries has released any Hazardous Substance on or at the Leased Real Property in quantities or concentrations that require remediation by the Company or any of its Subsidiaries under Environmental Laws, the cost of which remediation would reasonably be expected to result in a material Liability of the Company or any of its Subsidiaries.

(e) The representations and warranties set forth in this Section 3.19 are the only representations and warranties in this Agreement with respect to environmental, health or safety matters, including matters arising under Environmental Laws, and any claim for breach of representation or warranty with respect to environmental, health or safety matters, including matters arising under Environmental Laws, shall be based on the representations and warranties made in this Section 3.19 and shall not be based on the representations and warranties set forth in any other provision of this Agreement.

3.20 Affiliated Transactions. Except as set forth on the Affiliated Transactions Schedule and except for employment-related or equity investment-related arrangements entered into in the ordinary course of business, no executive officer, director or Affiliate of the Company (other than its Subsidiaries) or, to the knowledge of the Company, any individual in such executive officer’s or director’s immediate family is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any property owned by the Company or any of its Subsidiaries.

3.21 Brokerage. Except as set forth on the Brokerage Schedule, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

3.22 Investment Adviser Matters. Except as set forth on the Investment Adviser Matters Schedule:

(a) The Company has made available to the Purchaser prior to the date hereof a copy of the Uniform Application for Investment Adviser Registration on Form ADV, including Parts 1 and 2, of H.D. Vest Advisory Services, Inc. (the “Adviser Subsidiary”) on file with the SEC, reflecting all amendments thereto that are in effect as of the date hereof (the “Form ADV”). The Form ADV is in compliance, in all material respects, with the applicable requirements of the Investment Advisers Act.

(b) The Adviser Subsidiary is, and at all times since October 3, 2011 has been, duly registered with the SEC as an investment adviser under the Investment Advisers Act, and has made notice filings in each state in which such filings are required to be made under applicable state securities laws.

(c) None of the Subsidiaries nor, to the Company’s knowledge, any other Person “associated” (as defined under the Investment Advisers Act) with any Subsidiary has been subject to disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as an associated person of an Investment Adviser, or subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act unless, in each case, such Subsidiary or associated Person has received exemptive relief from the SEC with respect to any such disqualification.

(d) None of the Subsidiaries nor, to the Company’s knowledge, any of their respective directors, officers, employees, IC Representatives or “associated persons” (as defined in the Investment Advisers Act) are the subject of any material disciplinary proceedings or Orders of any Governmental Authority arising under applicable Laws which would be required to be disclosed on Form ADV that are not so disclosed on such Form ADV.

(e) The Adviser Subsidiary has adopted and, since October 3, 2011, has been in compliance with, in all material respects, its written policies and procedures, which have been in all material respects implemented pursuant to and in accordance with Rules 206(4)-7 and 204A -1 of the Investment Advisers Act.

3.23 Broker-Dealer Matters. Except as set forth on the Broker-Dealer Matters Schedule:

(a) H.D. Vest Investment Securities, Inc. (the “BD Subsidiary”) is, and at all times since October 3, 2011 has been, duly registered, licensed or qualified as a broker-dealer under the Exchange Act and in each state where the conduct of its business requires such registration, licensing or qualification. The BD Subsidiary is not required to be registered with the SEC as an investment adviser under the Investment Advisers Act.

(b) The Company has made available to the Purchaser prior to the date hereof a copy of the Uniform Application for Broker-Dealer Registration on Form BD of the BD Subsidiary on file with the SEC, reflecting all amendments thereto that are in effect as of the date hereof (the “Form BD”). The Form BD is in compliance, in all material respects, with the applicable requirements of the Exchange Act.

(c) The BD Subsidiary is a member in good standing of FINRA. No Subsidiary other than the BD Subsidiary is a broker-dealer or is required to be registered as a broker-dealer under the Exchange Act.

(d) None of the Subsidiaries nor, to the Company’s knowledge, any of their respective directors, officers, employees, IC Representatives or “associated persons” (as defined in the Exchange Act) are the subject of any material disciplinary proceedings or Orders of any Governmental Authority arising under applicable Laws which would be required to be disclosed on Form BD that are not so disclosed on such Form BD. None of the Subsidiaries nor any of their respective directors, officers, employees or associated persons is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act).

(e) No Subsidiary other than the BD Subsidiary is required to be registered, licensed or qualified as a broker or dealer under the Exchange Act or applicable state securities laws.

(f) The BD Subsidiary has adopted and, since October 3, 2011, has been in compliance with, in all material respects, written supervisory control policies and procedures, which have been in all material respects implemented pursuant to and in accordance with FINRA Rule 3120(a).

(g) The BD Subsidiary (i) is, and at all times since October 3, 2011 has been, in compliance, in all material respects, with the net capital requirements for brokers or dealers registered, licensed or qualified as a broker-dealer under the Exchange Act (as determined in accordance with Rule 15c3-1 of the Exchange Act) and (ii) through the Closing, will not have an aggregate indebtedness (computed in accordance with Rule 15c3-1 of the Exchange Act) that exceeds 300% of its net capital.

3.24 Insurance Brokerage Matters. Except as set forth on the Insurance Brokerage Matters Schedule:

(a) The conduct of the Insurance Arrangements, and, to the knowledge of the Company, each IC Representative who provides services or receives commissions, fees or compensation under the Insurance Arrangements, is, and at all times since October 3, 2011 has been, in compliance, in all material respects, with requirements of Governmental Authorities relating to the conduct of the Insurance Arrangements, including applicable regulations of state insurance commissions, offices, or departments, and to the knowledge of the Company, no such IC Representative is the subject of any material disciplinary proceedings or Orders of any Governmental Authority arising under applicable Laws. The Company and its Subsidiaries have adopted and maintained sufficient written policies and procedures designed to reasonably ensure that each IC Representative who provides services or receives commissions, fees or compensation under the Insurance Arrangements, is, and at all times since October 3, 2011 has been, in compliance, in all material respects, with requirements of Governmental Authorities relating to the conduct of the Insurance Arrangements, including applicable regulations of state insurance commissions, offices, or departments, and to identify any IC Representative who is the subject of any material disciplinary proceedings or Orders of any Governmental Authority arising under applicable Laws that would be required to be disclosed in connection with the operation of the businesses of the Company and its Subsidiaries.

(b) The Company, its Subsidiaries and, to the knowledge of the Company, the IC Representatives are and since October 3, 2011 have been in compliance in all material respects with all applicable Law regulating the marketing and sale of life insurance policies and annuity contracts, regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. The Company and its Subsidiaries have adopted and maintained sufficient written policies and procedures designed to reasonably ensure that the IC Representatives are and since October 3, 2011 have been in compliance in all material respects with all applicable Law regulating the marketing and sale of life insurance policies and annuity contracts, regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. For purposes of this Section 3.24(b), (i) “advertisement” means any material designed to create public interest in life insurance policies and annuity contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or contract, and (ii) “replacement transaction” means a transaction in which a new life insurance policy or annuity contract is to be purchased by a prospective insured and the proposing producer knows or should know that one or more existing life insurance policies or annuity contracts will lapse, or will be forfeited, surrendered, reduced in value or pledged as collateral.

(c) No provision in any Insurance Arrangement gives the holder thereof or any other Person the right to receive policy dividends, distributions or other benefits or otherwise participate in the revenue, earnings or profits of the Company or its Subsidiaries.

(d) Since October 3, 2011, to the knowledge of the Company, each IC Representative involved in the business conducted by the Insurance Subsidiaries was as applicable duly licensed, authorized and appointed (for the type of business written, sold or produced by such IC Representative) in the particular jurisdiction in which such IC Representative wrote, sold or produced such business, and to the knowledge of the Company no such IC Representative violated any term or provision of applicable Law relating to the writing, sale or production of such business in any material respect.

(e) Neither the Company nor any of its Subsidiaries has adopted any policy, procedure or board or stockholder resolution at the request of any Governmental Authority that restricts materially the conduct of its business or in any manner relates to its capital adequacy, credit or risk management policies or management.

3.25 Absence of Unlawful Payments. None of the Company, its Subsidiaries or their respective directors and officers, and to the Company’s knowledge, no agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has since October 3, 2011 used any funds of the Company or any Subsidiary for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to officials of any Governmental Authority or others that is, in each case, in violation of applicable Law. The Company and its Subsidiaries have adequate financial controls to prevent such contributions, payments, gifts, entertainment or expenditures in violation of applicable Law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller and the Company that:

4.01 Organization and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

4.02 Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution, delivery or performance of this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered by the Purchaser and the consummation by the Company of the transactions contemplated herein or therein. Except as set forth on the Seller Authorization Schedule, the execution, delivery and performance of this Agreement by the Purchaser and each of the other agreements, instruments and documents required hereby to be executed and delivered by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not conflict with, constitute a default under, result in a breach or violation of, require any consent under, or result in the creation of any Lien (other than Permitted Liens) upon any assets of the Purchaser under, the provisions of the Purchaser’s certificate incorporation, bylaws or any material contract to which the Purchaser is party, except as would not have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated hereby. This Agreement has been, and at the Closing, each of the other agreements, instruments and documents required hereby to be executed and delivered by the Purchaser will be, duly executed and delivered by the Purchaser and, assuming that this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered by the Purchaser are valid and binding obligations of the other parties hereto, constitutes valid and binding obligations of the Purchaser, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 Governmental Consents. Except for the applicable requirements of the HSR Act or any filings required by the SEC or any stock exchange on which Purchaser or its Affiliates list securities, no material Permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required to be obtained by the Purchaser in connection with the execution, delivery or performance of this Agreement by the Purchaser or the consummation of the transactions contemplated hereby.

4.04 Litigation. There are no charges, complaints, suits or proceedings pending or, to the Purchaser’s knowledge, threatened against the Purchaser, at law or in equity, before or by any Governmental Authority which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby. The Purchaser is not subject to any outstanding judgment, order or decree of any court or other Governmental Authority which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.05 Brokerage. Except for GCA Savvian and Wells Fargo, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

4.06 Financing. The Purchaser has delivered to the Company true, correct and complete copies of an executed commitment letter and related engagement and fee letters (except that fee amounts, pricing caps and other economic terms (none of which would adversely affect the amount or availability of the Debt Financing) set forth therein have been redacted, provided that if any of the fee letters include market flex provisions, the existence of such provisions, but not the economic terms thereof shall be disclosed to the Company, except to the extent that such economic terms could adversely affect the amount or availability of the Debt Financing), each attached hereto as Exhibit A, from the parties identified therein committing (and any other person that from time to time may commit to provide debt financing thereunder), subject to (and only to) the terms and conditions expressly set forth therein, to provide up to $425,000,000 in the aggregate of debt financing to the Person(s) identified in such commitment letter (such commitment letter, together with all term sheets and attachments thereto and the fee and engagement letters executed in connection therewith, the “Debt Commitment Letter,” and the debt financing committed pursuant to the Debt Commitment Letter, the “Debt Financing”). Other than the letters comprising the Debt Commitment Letter, there are no side letters or other agreements, contracts or arrangements related to the Debt Financing. At the Closing, assuming the funding in full of the Debt Financing in accordance with the Debt Commitment Letter, the Purchaser will have sufficient unrestricted cash on hand to pay all obligations of the Purchaser hereunder, including (a) the payments required to be made by the Purchaser at the Closing pursuant to Section 1.04, and (b) all of the out-of-pocket costs then owed by the Purchaser arising from the consummation of the transactions contemplated by this Agreement. The obligations to fund the commitments under the Debt Commitment Letter are not subject to any condition, other than the conditions set forth in the Debt Commitment Letter. The Debt Commitment Letter has been duly executed and delivered by the Purchaser and, to the knowledge of the Purchaser, each other Person party thereto, and the Debt Commitment Letter is in full force and effect as of the date hereof and constitutes the valid and binding obligation of the Purchaser and, to the knowledge of the Purchaser, each other Person party thereto. The Debt Commitment Letter has not been amended or modified in any manner that could adversely affect the initial amount or availability of the Debt Financing or expand the conditions precedent set forth therein, no such amendment or modification is contemplated or the subject of current discussions (other than any amendment or modification pursuant to which additional lenders commit to provide a portion of the debt financing thereunder and become a party to the Debt Commitment Letter), and the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. There are no fees, expense reimbursement obligations or other amounts that are required to be paid by the Purchaser prior to Closing under or in respect of the Debt Commitment Letter, except as set forth in the Debt Commitment Letter. As of the date hereof, (x) no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Debt Commitment Letter and (y) the Purchaser does not have any reason to believe that any of the conditions to the financings contemplated by the Debt Commitment Letter will not be satisfied on the Closing Date or that the full amount of the Debt Financing contemplated by the Debt Commitment Letter to be available on the Closing Date will not be made available on the Closing Date. Notwithstanding anything in this Section 4.06 or elsewhere in this Agreement to the contrary, the Purchaser affirms, represents and warrants that (A) it is not a condition to the Closing or to any of its obligations under this Agreement that it obtain financing for or related to any of the transactions contemplated by this Agreement, (B) the obligations of the Purchaser under this Agreement are not contingent in any respect upon the funding of the amounts contemplated to be funded pursuant to the Debt Commitment Letter, and (iii) the obligations of the Purchaser under this Agreement are not subject to any conditions regarding the Purchaser’s, its respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

4.07 Solvency. Assuming the representations and warranties set forth in Article 3 are true and correct, immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Assuming the representations and warranties set forth in Article 3 are true and correct, immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

4.08 Securities Act. The Purchaser is acquiring the Shares for its own account, with the present intention of holding such Shares for investment purposes only and not with a view to, or for resale in connection with, the distribution thereof in violation of federal or state securities Laws. The Purchaser understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act. The Purchaser is knowledgeable about the industries in which the Company and the Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the economic risk of such investment. The Purchaser has been afforded access to the books and records, facilities and personnel of the Company and the Subsidiaries for purposes of conducting a due diligence investigation and has conducted a due diligence investigation of the Company and the Subsidiaries.

4.09 Disqualification.

(a) Neither the Purchaser nor, to the Purchaser’s knowledge, any person “associated” (as defined under the Investment Advisers Act) with the Purchaser has been convicted of any crime, is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act.

(b) The Purchaser has not been subject to any disciplinary event that would be required to be disclosed on the Adviser Subsidiary’s Form ADV.

(c) Neither the Purchaser nor, to the Purchaser’s knowledge, any person “associated” (as defined under the Exchange Act) with the Purchaser has been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of a broker-dealer under Section 15 of the Exchange Act.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that:

5.01 Organization and Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full organizational power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite organizational action, and no other organizational proceedings on the part of the Seller are necessary to authorize the execution, delivery or performance of this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered by the Seller and the consummation by the Seller of the transactions contemplated herein or therein. The execution, delivery and performance of this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby do not conflict with, constitute a default under, result in a breach or violation of, require any consent under, or result in the creation of any Lien (other than Permitted Liens) upon any assets of the Seller under, the provisions of the Seller’s certificate of formation or limited liability company agreement or any material contract to which the Seller is party, except as would not have a material adverse effect on the Seller or its ability to consummate the transactions contemplated hereby. This Agreement has been, and at the Closing, each of the other agreements, instruments and documents required hereby to be executed and delivered by the Seller will be, duly executed and delivered by the Seller and, assuming that this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered are valid and binding obligations of the other parties hereto, constitutes valid and binding obligations of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 Ownership of Capital Stock. The Seller is the record owner of one hundred percent (100%) of the issued and outstanding Shares. On the Closing Date, the Seller shall transfer to the Purchaser good title to the Shares free and clear of all Liens and restrictions on transfer, other than any restrictions under the Securities Act of 1933, as amended, and applicable state securities laws.

5.04 Brokerage. Except as set forth on the Brokerage Schedule, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller.

ARTICLE 6

COVENANTS OF THE COMPANY

6.01 Conduct of the Business.

(a) During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall use commercially reasonable efforts to conduct its business and the businesses of its Subsidiaries in the ordinary course of business.

(b) During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall conduct its business and the businesses of its Subsidiaries in material compliance with all applicable Laws and except as otherwise provided for by this Agreement (including the Conduct of Business Schedule) or consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Subsidiary of the Company to:

(i) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization;

(ii) declare, set aside or pay any dividend or make any distribution with respect to its equity securities (whether in cash or in kind) except in the case of any intercompany payment or distribution made among the Company and its Subsidiaries in the ordinary course of business, or purchase or redeem any issued and outstanding securities of the Company or any of its Subsidiaries, or make any change to the authorized capital or equity of the Company or any of its Subsidiaries, except for issuances or repurchases of capital stock of the Company from former employees, officers, directors or consultants in connection with the circumstances described in the Conduct of the Business Schedule (so long as the Seller provides prompt notice to the Purchaser of such issuance or repurchase together with such documentation as may be reasonably requested by the Purchaser and the Seller owns 100% of the capital stock of the Company immediately prior to the Closing);

(iii) amend its or any of its Subsidiaries’ certificate or articles of incorporation or formation, bylaws or limited liability company agreement (or equivalent organizational documents); or

(iv) take any action which, if such action had been taken during the time period covered by Section 3.08, would require disclosure pursuant to Section 3.08.

6.02 Assistance with Financing.

(a) During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, subject to the limitations set forth in this Section 6.02, and unless otherwise agreed by the Purchaser, the Company will and will cause its Subsidiaries, respective officers, employees and advisors (including legal and accounting) to use reasonable best efforts to cooperate with the Purchaser as reasonably requested by the Purchaser in connection with the Purchaser’s arrangement of the Debt Financing; provided that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company or any of its Subsidiaries. Such cooperation will include (i) subject to the remaining provisions of this

Section 6.02, making appropriate senior management available for the preparation for and participation in a customary and reasonable number of lender meetings, presentations, sessions with rating agencies, due diligence sessions and road shows at mutually agreeable times and upon reasonable notice and otherwise cooperating with the marketing efforts of the Purchaser and the Financing Sources for the Debt Financing as reasonably requested by the Purchaser, (ii) (x) assistance in the preparation of a customary bank information memoranda (including the delivery of customary authorization and representation letters relating to the Company and its Subsidiaries to the extent contemplated by the Debt Financing Commitment Letter), offering memoranda, private placement memoranda, prospectuses and similar documents and (y) the execution and delivery of any definitive financing documents, in each case as may be reasonably requested by the Purchaser or any actual and prospective Financing Sources and prospective lenders and investors to the Purchaser; provided that any private placement memoranda, prospectuses and similar documents shall contain disclosures and financial statements reflecting the Company’s financial position after giving effect to the transactions contemplated by this Agreement and provided that no such documents shall be effective until the Closing, (iii) furnishing the Purchaser and the Financing Sources with the Required Information, (iv) using commercially reasonable efforts to ensure that the Financing Sources benefit materially from existing lending relationships of the Company and its Subsidiaries, (v) using commercially reasonable efforts to obtain customary accountants’ comfort letters, reliance letters (including “negative assurance”), consents and surveys as reasonable requested by Purchaser, which shall not be required to be delivered until the Closing, (vi) using commercially reasonable efforts to otherwise cooperate with the Parent to satisfy any express conditions precedent to the Debt Financing within the control of the Company, (vii) assisting in the execution and delivery of one or more credit agreements, pledge and security documents and other definitive financing documents as may be reasonably requested by Purchaser; provided, that no such agreement or other document shall be effective until the Closing: (viii) facilitating the granting of a security interest (and perfection thereof) in collateral and delivering guarantees and other definitive financing documents or other certificates or documents as may be reasonably requested by Purchaser; provided that all such agreements and documents shall be subject to the occurrence of the Closing; and (ix) to the extent requested at least ten (10) Business Days prior to Closing, furnishing within three (3) Business Days of Closing all documentation and other information required by a Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act of 2001, as amended; provided, further, that nothing in this Agreement shall (t) require the Company to cause the delivery of any legal opinions or any certificate as to solvency or any other certificate (including any authorization letter) necessary for the Debt Financing or any officer of the Company or any of its Subsidiaries who is not an officer of the Company or such Subsidiary following the Closing to execute or deliver any document or certificate in connection with the Debt Financing, (u) require the Company to cause the delivery of any financial information in a form not customarily prepared by the Company with respect to such period, (w) require the Company to cause the delivery of any financial information with respect to a month or fiscal period that has not yet ended or has ended less than 45 days prior to the date of such request (or 90 days in the case of a fiscal year end), (x) require the board of directors (or similar governing body) of the Company or any Subsidiary to take any action to approve the execution or delivery of any document or certificate in connection with the Debt Financing, (y) require the Company or any of its Subsidiaries to take any action that would conflict with or violate the Company’s or any of its Subsidiaries’ governing documents (to the extent such governing documents have been made available to the Purchaser on or prior to the date hereof and as they are in effect on the date hereof) or any Law or would result in a violation or breach of, or default under, any material contract or (z) result in any officer or director of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Debt Financing; and provided, further, that no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Closing and the Company and its Subsidiaries shall not be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including entry into any agreement that is effective before the Closing) or that would be effective prior to the Closing. The Purchaser agrees that the execution by the Company or any of its Subsidiaries of any documents in connection with the financing for the transactions contemplated by this Agreement shall be subject to the consummation of the transactions contemplated hereby at the Closing and such documents will not take effect until the Closing. Notwithstanding anything in this Section 6.02 or elsewhere in this Agreement to the contrary, (A) in no event shall the Company or any of its Subsidiaries be required to bear any cost or expense, pay any fee or incur any Liability or make any commitment or agreement effective in connection with the Debt Financing prior to the Closing and (B) the Purchaser affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that the Purchaser obtain financing for or related to any of the transactions contemplated by this Agreement. The Company hereby expressly authorizes the use of the Required Information for purposes of the Debt Financing and is not aware of any limitation on the use of such Required Information required by any independent accountant. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to promptly supplement the Required Information to the extent that any such Required Information, to the knowledge of the Company, when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements made in such Required Information, in light of the circumstances under which they were made, not materially misleading.

(b) The Company hereby consents to the use of the Company’s name and logos in connection with the Debt Financing in a form and manner mutually agreed with the Company; provided, however, that such name and logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(c) The Purchaser shall promptly upon any request by the Company reimburse the Company for all reasonable fees, costs and expenses (including fees and expenses of counsel) incurred by the Company or any of its Subsidiaries or any of their respective representatives in connection with their compliance with this Section 6.02 and shall indemnify and hold harmless the Company, its Subsidiaries and each of their respective representatives from and against all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, except to the extent arising or resulting from such Person’s gross negligence or willful misconduct.

6.03 Access to Books and Records. During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) with access during normal business hours and upon reasonable notice to the executive officers, books and records of the Company and its Subsidiaries as may be required for the Purchaser to perform its obligations under this Agreement; provided that (a) such access does not unreasonably interfere with the normal operations of the Company or any of its Subsidiaries, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (c) all requests for such access shall be directed to Roger Ochs, Joel Bennett and Brian Stern or such other Person(s) as the Company, Roger Ochs, Joel Bennett or Brian Stern may designate (which designation may include authority for ongoing or continued access) in writing (including by e-mail) from time to time (collectively, the “Designated Contacts”), and (d) nothing herein shall require the Company to provide access to, or to disclose any information to, the Purchaser or any of its representatives if such access or disclosure (x) would cause significant competitive harm to the Company or any of its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (y) would waive any legal privilege or (z) would be in violation of applicable Laws of any Governmental Authority (including the HSR Act and all other applicable antitrust or competition Laws) or the provisions of any agreement to which the Company or any of its Subsidiaries is a party. Other than the Designated Contacts or as expressly provided in the preceding sentence, the Purchaser is not authorized to and shall not (and shall cause its employees, agents, advisors, counsel, representatives and Affiliates not to) contact any officer, director, employee, customer, supplier, distributor, lessee, lessor, lender, noteholder or other material business relation of the Company or any of its Subsidiaries prior to the Closing without the prior written consent of the Company.

6.04 Client and Customer Approvals. The Company shall use its commercially reasonable efforts to obtain the consents and approvals necessary or provide the notices necessary to satisfy the Assignment Requirements with respect to all Advisory Contracts in accordance with the requirements of each such Advisory Contract, the Investment Advisers Act and other applicable Law, all BD Contracts in accordance with the requirements of each such BD Contract and as and to the extent applicable all Insurance Arrangements in accordance with the requirements of each such Insurance Arrangement, and state insurance Laws and regulations. If consent to the assignment or deemed assignment of an Advisory Contract as a result of the transactions contemplated by this Agreement is required by the Investment Advisers Act, other applicable Law or by such Advisory Contract, as soon as reasonably practicable following the date of this Agreement (but in no event later than thirty (30) days after the date hereof), the Company shall send a written notice (the “Negative Consent Notice”) to the Client under such Advisory Contract, requesting written consent as aforesaid and informing such Client: (i) of the intention to complete the transactions contemplated by this Agreement, which will result in an assignment or deemed assignment of such Advisory Contract; (ii) of the intention of the Adviser Subsidiary to continue to provide the advisory services pursuant to the existing Advisory Contract with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (iii) that the consent of such Client to each of the foregoing matters will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least forty-five (45) days after the sending of the Negative Consent Notice without termination. At all times prior to Closing, the Company shall take reasonable steps to keep the Purchaser informed of the status of obtaining such Consents and, upon the Purchaser’s request, make available to the Purchaser all such executed Consents, and any evidence of Persons declining to consent or withdrawing any Consents. Purchaser shall be provided a reasonable opportunity to review all Consent and/or notice materials to be used by the Company prior to distribution.

6.05 FINRA Consent; Other Third Party Consents.

(a) Within (1) one Business Day following the date hereof, the Company shall prepare and cause to be filed with FINRA an application with respect to the transactions contemplated by this Agreement and the change of controlling owners of the Company and the indirect owners of the BD Subsidiary (as specified in NASD Rule 1017), in form and substance reasonably satisfactory to the Purchaser (the “FINRA Consent Application”). The Company shall promptly apprise the Purchaser of the occurrence and substance of each communication from or to FINRA or the SEC with respect to the FINRA Consent Application and otherwise comply with the provisions of Section 9.07 of this Agreement. Without the prior written consent of the Purchaser, which consent may not be unreasonably withheld, the Company shall not agree to any material restrictions to be imposed by FINRA as conditions to the FINRA Approval. Without limiting the generality of Section 9.02 and Section 9.07 of this Agreement, during the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Seller and the Company shall, and shall cause the Company’s Subsidiaries to, use their respective reasonable best efforts to obtain as promptly as practicable all clearances, permits, consents, approvals and authorizations of FINRA and to comply with the terms and/or satisfy the conditions of all such clearances, permits, consents, approvals and authorizations of FINRA as promptly as practicable.

(b) Other than with respect to Advisory Contracts, BD Contracts and the Insurance Arrangements, during the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall use its commercially reasonable efforts to obtain all third party consents, approvals and authorizations and provide all notices as are necessary for the consummation of the transactions contemplated by this Agreement; provided, that neither the Company nor any of its Subsidiaries shall be required to make any payment to any third party in order to obtain any such consent except as expressly provided by the underlying agreement with such third party.

6.06 Exclusivity.

(a) During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, none of the Seller, the Company or the Company’s Subsidiaries shall take, and the Seller, the Company and the Company’s Subsidiaries shall cause their respective controlled Affiliates, representatives, consultants, financial advisors, attorneys, accountants or other agents to not take, any action, directly or indirectly, to (i) solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and the Purchaser’s representatives) concerning any purchase of any of the Shares or any shares of capital stock or other equity of any of the Company’s Subsidiaries or any merger, consolidation, reorganization, business combination or sale of substantially all the assets involving the Company or any of its Subsidiaries or any similar transactions involving the Company of any of its Subsidiaries (a “Competing Acquisition Proposal”); (ii) enter into any agreement regarding any Competing Acquisition Proposal; or (iii) otherwise cooperate with, assist, participate in, facilitate or otherwise encourage any effort or attempt by any Person to make a Competing Acquisition Proposal.

(b) The Seller, the Company and the Company’s Subsidiaries shall notify the Purchaser immediately (i) of any Competing Acquisition Proposal; (ii) of any inquiry received by the Seller, the Company, any of the Company’s Subsidiaries or any of their respective Affiliates, representatives, consultants, financial advisors, attorneys, accountants or other agents from any Person concerning a Competing Acquisition Proposal; (iii) of any request from any Person for confidential information concerning the Company, any of the Company’s Subsidiaries or their business in connection with a Competing Acquisition Proposal; and (iv) if any Person seeks to initiate or continue any discussions or negotiations with the Seller, the Company, the Company’s Subsidiaries or any of their respective Affiliates, representatives, consultants, financial advisors, attorneys, accountants or other agents retained or engaged by the Seller, the Company or the Company’s Subsidiaries concerning a Competing Acquisition Proposal.

6.07 R&W Insurance Efforts. The Seller, the Company and its Subsidiaries shall use commercially reasonable efforts to cooperate with the Purchaser, and shall take such other actions as the Purchaser may reasonably request and which are customary for a buyer-side representations and warranties insurance policy, in order to assist the Purchaser in obtaining the R&W Insurance Policy; provided, however, that none of the Seller, the Company or any of its Subsidiaries shall be required to make any monetary expenditure pursuant to this Section 6.07.

6.08 Notification. During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company and its Subsidiaries shall disclose to the Purchaser in writing any material variances from the representations and warranties contained in this Agreement, and any fact or event that constitutes a material breach of the covenants in this Agreement made by the Seller, the Company or its Subsidiaries promptly upon discovery thereof.

6.09 Section 280G. Prior to the Closing, Seller shall use commercially reasonable efforts to seek from each Person to whom any payment or benefit (whether in cash or property or the vesting of property) is required or proposed to be made that could constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefits”) so that all remaining payments or benefits applicable to such Person shall not be deemed an excess parachute payment and the deduction of such remaining payments or benefits will not be limited by the application of Section 280G(a) of the Code, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the shareholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder. In no event shall Seller or the Company be required to make any payments or provide anything of value to such Persons in an effort to seek such waivers. Prior to the Closing Date, Seller shall use commercially reasonable efforts to take all necessary actions to submit for and seek approval by the equityholders of the Seller, in a manner that satisfies Section 280G(b)(5) of the Code and the Treasury Regulations issued thereunder, the right of each such Person to receive or retain, as applicable, such Person’s Waived Benefits. Notwithstanding anything herein to the contrary, this Section 6.09 shall be interpreted to exclude and shall not take into account the effect of any payments to be made under arrangements negotiated by Purchaser or its Affiliates (including payments to be made under such arrangements by the Company and its Subsidiaries) unless such payments are disclosed to Seller in writing prior to the date hereof.

ARTICLE 7

COVENANTS OF THE PURCHASER

7.01 Access to Books and Records. From and after the Closing, the Purchaser shall, and shall cause the Company and its Subsidiaries to, provide the Seller and its representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby; provided that (a) such access does not unreasonably interfere with the normal operations of the Company or any of its Subsidiaries, (b) all requests for such access shall be directed to such Person(s) as the Purchaser may designate in writing from time to time, and (c) nothing herein shall require the Purchaser to provide access to, or to disclose any information to, the Seller or any of its representatives if such access or disclosure (x) would waive any legal privilege or (y) would be in violation of applicable Laws of any Governmental Authority (including all applicable antitrust or competition Laws) or the provisions of any agreement to which the Company or any of its Subsidiaries is a party. Unless otherwise consented to in writing by the Seller, until the seventh (7th) anniversary of the Closing Date, the Purchaser shall not, and shall not permit the Company or its Subsidiaries to, destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior notice to the Seller and offering to surrender to the Seller such books and records or any portion thereof which the Purchaser or the Company or its Subsidiaries may intend to destroy, alter or dispose of.

7.02 Notification. During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Purchaser shall disclose to the Seller in writing any material variances from the representations and warranties contained in Article 4, and any fact or event that constitutes a material breach of the covenants in this Agreement made by the Purchaser promptly upon discovery thereof.

7.03 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Closing, the Purchaser shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company’s or any of its Subsidiaries’ certificate of incorporation or formation, bylaws or limited liability company agreement (or equivalent governing document) in any manner that would adversely affect the exculpation or indemnification rights of any managers, directors and/or officers of the Company or its Subsidiaries with respect to acts or omissions occurring prior to the Closing Date existing in such certificate of incorporation or formation, bylaws or limited liability company agreement (or equivalent governing document) as of immediately prior to the Closing (unless required by Law), it being the intent of the parties that the managers, directors and officers of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification for any acts or omissions occurring prior to the Closing Date to the fullest extent permitted by Law.

(b) In addition to the other rights provided for in this Section 7.03, and not in limitation thereof, from and after the Closing, the Company and its Subsidiaries shall, and the Purchaser shall cause the Company and its Subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and release from any Liability to the Purchaser or the Company or any of its Subsidiaries), current and former managers, directors and officers of the Company and its Subsidiaries (each, a “D&O Indemnitee”) against all D&O Expenses (as defined below), Losses, claims, damages, judgments or amounts paid in settlement (collectively, “D&O Costs”) in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on, arising out of or relating to the fact that such Person is or was a manager, director or officer of the Company or any of its Subsidiaries and arising out of acts or omissions occurring at or prior to the Closing (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to such indemnification under applicable Law. Any D&O Indemnifiable Claim shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 7.03(b), “D&O Expenses” means attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any D&O Indemnifiable Claim, but shall exclude Losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

(c) At the Closing, the Purchaser shall, or shall cause the Company to, obtain and maintain irrevocable “tail” insurance policies naming the D&O Indemnitees as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing, which premium for such “tail” insurance policies shall be shared equally by the Seller and the Purchaser. The Purchaser shall not, and shall cause the Company not to, cancel or change such insurance policies in any respect, except as required by applicable Law.

(d) In the event the Purchaser, the Company, its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case the Purchaser, the Company or its Subsidiaries shall use commercially reasonable efforts to provide that the successors and assigns of the Purchaser or the Company or its Subsidiary, as the case may be, shall assume the obligations set forth in this Section 7.03.

(e) The D&O Indemnitees are express and intended third-party beneficiaries of the provisions of this Section 7.03 and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

7.04 Employment and Benefit Arrangements. For at least one (1) year following the Closing, the Purchaser shall cause the Company to provide to employees of the Company or any of its Subsidiaries base salary that is no less favorable than the base salary provided to such employees immediately prior to the Closing Date and benefits (including bonus opportunities and severance entitlements but excluding equity based arrangements) that are substantially comparable in the aggregate to the benefits (other than equity based arrangements) provided to such employees immediately prior to the Closing. The Purchaser shall take all actions required so that employees of the Company and any of its Subsidiaries shall receive service credit for eligibility and vesting purposes and for purposes of determining vacation accruals or severance amounts under any successor benefit or compensation plans, programs, policies, contracts, agreements and arrangements sponsored by the Purchaser or any of its Affiliates (including the Company or any of its Subsidiaries) (other than any equity based plan or arrangement) for which such employees are eligible, for service with the Company or any of its Subsidiaries prior to the Closing, to the same extent such service was recognized immediately prior to the Closing for similar purposes under the Plans to the same extent as eligibility and vesting credit for service with Purchaser or its Affiliates is provided to Purchaser’s or its Affiliates’ other employees. To the extent that the Purchaser or any of its Affiliates (including the Company or any of its Subsidiaries) modifies any group welfare coverage or benefit plan under which the employees of the Company or any of its Subsidiaries participate within the one (1) year following the Closing, the Purchaser shall use commercially reasonable efforts to (i) waive or cause to be waived any applicable waiting periods, pre-existing condition exclusions or actively-at-work requirements and (ii) give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and other out-of-pocket payments that have been made during the year in which such coverage or plan modification occurs. This Section 7.04 shall be binding on all successors and assigns of the Purchaser and the Company and its Subsidiaries but shall in no way limit the ability of the Purchaser and the Company and its Subsidiaries or any successor or assign to amend or terminate Plans (as long as the requirements of this Section 7.04 are otherwise satisfied) or terminate the employment of any employee and this Section 7.04 shall not be considered an amendment of any Plan.

7.05 Employee Matters. Following the Closing, the Purchaser shall cause the Company and its Subsidiaries to comply in all material respects with the WARN Act, including providing any required notices and complying with any required waiting periods as a result of any action taken by the Purchaser, the Company or any of its Subsidiaries on or after the Closing.

7.06 FINRA Filings. The Purchaser shall have provided all information reasonably requested by the Company to cause the filing of the FINRA Consent Application in accordance with Section 6.05(a). Without limiting the generality of Section 9.07 and Section 9.02 of this Agreement, during the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Purchaser shall use its reasonable best efforts to assist the Company in obtaining as promptly as practicable all clearances, permits, consents, approvals and authorizations of FINRA and in complying with the terms and/or satisfying the conditions of all such clearances, permits, consents, approvals and authorizations of FINRA as promptly as practicable.

7.07 Post-Closing Regulatory Matters.

(i) Following the Closing, the Purchaser shall cause (a) the Adviser Subsidiary promptly to amend its Form ADV and (b) the BD Subsidiary promptly to amend its Form BD and, in each case, to promptly file such amendment with the SEC and any applicable Governmental Authorities, for the purpose of disclosing, inter alia, information regarding the change of control of such Adviser Subsidiary or BD Subsidiary, as applicable, and any changes in personnel following the Closing.

7.08 Purchaser’s Solvency. The Purchaser shall furnish or cause to be furnished to the Company and the Seller copies of any solvency opinions or similar materials obtained by the Purchaser from third parties in connection with the financing of the transactions contemplated by this Agreement, to the extent contractually permitted by the issuer of such opinion. The Purchaser shall use commercially reasonable efforts to cause the firms issuing any such solvency opinions to allow the Company and the Seller to rely thereon.

7.09 Acknowledgment of the Purchaser. The Purchaser acknowledges that in making its determination to proceed with the transactions contemplated by this Agreement it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, Liabilities, properties and projected operations of the Company and its Subsidiaries, and the Purchaser has relied on the results of its own independent investigation and the representations and warranties of the Company and the Seller expressly and specifically set forth in this Agreement, including the Disclosure Schedules hereto, and the other agreements, instruments and documents required hereby. Such representations and warranties by the Company and the Seller in this Agreement, including the Disclosure Schedules hereto, and the other agreements, instruments and documents required hereby constitute the sole and exclusive representations and warranties of or regarding the Seller, the Company and its Subsidiaries to the Purchaser in connection with the transactions contemplated hereby, and the Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or Liabilities of the Company or its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets) are specifically disclaimed by the Seller, the Company and its Subsidiaries. Except as expressly set forth in this Agreement, including the Disclosure Schedules hereto, and each of the other agreements, instruments and documents required hereby to be executed and delivered by the Seller and the Company, the Seller, the Company and its Subsidiaries do not make or provide, and the Purchaser hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, as for a particular purpose, or condition of the Company’s and its Subsidiaries’ assets or any part thereto. In connection with the Purchaser’s investigation of the Company and its Subsidiaries, the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser is familiar with such uncertainties and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, the Purchaser hereby acknowledges that none of the Seller (or any of its members), the Company, its Subsidiaries, or any of their respective direct or indirect Affiliates or representatives (or any of their directors, officers, employees, members, managers, partners or agents) is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. The Purchaser further agrees that none of the Seller (or any of its members), the Company, its Subsidiaries, or any of their respective direct or indirect Affiliates or representatives (or any of their directors, officers, employees, members, managers, partners or agents), will have or be subject to any Liability to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such information, or any information, document or material made available to the Purchaser or its Affiliates or their respective, counsel, accountants, consultants, advisors, agents or other representatives or used in connection with meetings between the Purchaser and the Company, in certain “data rooms” and online “data sites,” in management interviews, or in any other form in expectation or anticipation of the transactions contemplated by this Agreement.

7.10 Financing.

(a) During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the commitment for the Debt Financing set forth in the Debt Commitment Letter in accordance with their respective terms, (ii) negotiate definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter (including any “market flex” terms and conditions to which the Debt Commitment Letter is subject), (iii) satisfy (and cause each of its Affiliates to satisfy), or if deemed advisable by the Purchaser obtain the waiver of, on a timely basis, all conditions applicable to the Purchaser or any of its Affiliates in the Debt Commitment Letter and the definitive agreements related thereto (including payment of all fees and expenses) and comply with its obligations thereunder and (iv) enforce its rights under the Debt Financing in the event of any breach or purported breach thereof. In the event that all conditions to the commitment of any counterparty to the Debt Commitment Letter providing the Debt Financing (other than conditions that are within the control of the Purchaser, including conditions relating to (1) the failure of any equity funding condition of similar effect in the Debt Commitment Letter, (2) the failure by the Purchaser or any of its Affiliates to deliver documents at the Closing, (3) the failure to pay costs, fees, expenses or other compensation contemplated by the Debt Commitment Letter to the lead arrangers, other lenders and administrative agents or any other Person or (4) any breach, in any material respect, by the Purchaser or any of its Affiliates under the Debt Commitment Letter or related letters) have been satisfied, during the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Purchaser shall use reasonable best efforts to cause the lenders, and each other Person providing the Debt Financing, to fund when required hereunder the Debt Financing required to consummate the transactions contemplated hereby (including by taking enforcement action to cause such lenders and each such other Person providing the Debt Financing to fund the Debt Financing). During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Purchaser shall not and shall cause its Affiliates not to take or refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Debt Commitment Letter or in any definitive agreements related thereto.

(b) During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Purchaser shall not, without the prior written consent of the Company, permit any amendment or modification to, or any waiver of any provision (including any remedy) under, or voluntarily replace the Debt Commitment Letter if such amendment, modification, waiver or voluntary replacement (w) adds new (or adversely modifies any existing) conditions to the consummation of the Debt Financing as compared to those in the Debt Commitment Letter as in effect on the date of this Agreement if such amendments, modifications, replacements, terminations or waivers could adversely affect the initial amount or availability of the Debt Financing, (x) adversely affects the ability of the Purchaser to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements related to the Debt Financing, (y) reduces the aggregate amount of the Debt Financing such that the Purchaser would not have sufficient funds to pay the Purchase Price in accordance with this Agreement or (z) could otherwise be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement.

(c) If, during the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including any “market flex” terms and conditions to which the Debt Commitment Letter is subject), or the Purchaser becomes aware of any event or circumstance that could reasonably be expected to make any portion of the Debt Financing unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including any “market flex” terms and conditions to which the Debt Commitment Letter is subject), regardless of the reason therefor, then the Purchaser shall (1) use its reasonable best efforts to arrange and obtain in replacement thereof, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources, in an amount sufficient to consummate the transactions contemplated hereby and to pay related fees and expenses, with terms and conditions (including “market flex” terms and conditions) not materially less favorable to the Purchaser than the terms and conditions contemplated by the Debt Commitment Letter (including any “market flex” terms and conditions to which the Debt Commitment Letter is subject), as promptly as practicable following the occurrence of such event, but in no event later than the date on which the Purchaser is required to consummate the transactions contemplated by this Agreement in accordance with this Agreement, and (2) promptly notify the Company of such unavailability and the reason therefor. For purposes of this Agreement, references to the “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified or replaced by this Section 7.10(c), and references to the “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 7.10(c).

(d) During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Purchaser shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange and consummate the Debt Financing. The Purchaser shall give the Company prompt written and electronic notice of (x) any actual or threatened breach, default, termination or repudiation by any party to the Debt Commitment Letter or definitive documents related to the Debt Financing of which the Purchaser becomes aware, (y) the receipt of any notice or other communication from any lender or other Person providing the Debt Financing with respect to (I) any actual or threatened breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing of any provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing (or any statement by any such Person that such Person does not intend to enter into any such document or to consummate the transactions contemplated thereby) or (II) any material dispute or disagreement between or among any parties to the Debt Commitment Letter or any definitive document related to the Debt Financing, and (z) the occurrence of any event or development that could reasonably be expected to adversely impact the ability of the Purchaser to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter or the definitive documents related to the Debt Financing (or if at any time for any other reason the Purchaser believes that it will not be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter or the definitive documents related to the Debt Financing). As soon as reasonably practicable (and in any event within two (2) Business Days) after the date on which the Company delivers to the Purchaser a written request, the Purchaser shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. Notwithstanding anything in this Section 7.10 or elsewhere in this Agreement to the contrary, the Purchaser affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that the Purchaser obtain financing for or related to any of the transactions contemplated by this Agreement.

(e) The Seller’s enforcement of any applicable Termination Fee provided for in Section 8.02(b) against the Purchaser (if the Closing does not occur) shall be the sole and exclusive remedy of the Company and its Affiliates against the Financing Sources and their respective Affiliates for any and all Losses, claims, expenses, Liabilities or damages suffered or incurred by the Seller or any other Person in connection with this Agreement, the Debt Commitment Letter, (and the termination thereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis of such termination, the Seller shall not be entitled to bring or maintain any claim, suit, action or proceeding against any Financing Sources arising out of or in connection with this Agreement, the transactions contemplated hereby (and the abandonment or termination thereof), the Debt Commitment Letter or any matter forming the basis for such termination and none of the Financing Sources shall have any further Liability or obligation to the Seller relating to or arising out of this Agreement or the Debt Commitment Letter or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination upon payment of such amount; provided that nothing in this Section 7.09(e) shall limit the right of any of the Seller, the Company, its Subsidiaries and/or their respective representatives (x) to bring or maintain any claim, suit, action or proceeding against the Purchaser or any Purchaser Party arising out of or in connection with any breach of the Confidentiality Agreement or this Agreement in accordance with Article VIII or (y) to be indemnified and reimbursed for expenses in accordance with Section 6.02(c).

(f) The Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or claims against any Financing Source in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and the Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) agrees not to commence any Financing Source Proceeding against any Financing Source in connection with this Agreement, the Debt Commitment Letter, the Debt Financing, the definitive financing agreements or in respect of any other document or theory of law or equity and agrees to cause any such Financing Source Proceeding asserted by the Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement, the Debt Commitment Letter, the Debt Financing, the definitive financing agreements or in respect of any other document or theory of law or equity against any Financing Source to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source shall have any Liability for any claims or damages to the Company and its Subsidiaries or any of their respective Affiliates, directors, officers, employees, agents and representatives in connection with this Agreement, the Debt Commitment Letter, the Debt Financing, the definitive financing agreements or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, in the event the transactions contemplated by this Agreement are consummated and definitive financing agreements are entered into with any Financing Source, this Section 7.10(e) is not intended to release or waive any claims that the Company and its Subsidiaries or any of their respective Affiliates, directors, officers, employees, agents and representatives may have against any Financing Source under such applicable definitive financing agreements.

(g) Notwithstanding the foregoing or anything else in this Agreement to the contrary, each of the parties hereto hereby agrees that it will not bring (or support any other person in bringing) any action, cause of action, claim, cross-claim or third-party claim of any kind or description (including, without limitation, any Financing Source Proceeding), whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Debt Commitment Letter, the Debt Financing, the definitive financing agreements, or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) AND THAT THE PROVISIONS OF SECTION 12.11 RELATING TO THE WAIVER OF JURY TRIAL SHALL APPLY TO ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD PARTY CLAIM.

ARTICLE 8

TERMINATION

8.01 Termination . This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Purchaser and the Seller;

(b) by the Purchaser, if there has been a material violation or breach by the Seller or the Company of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Purchaser to consummate the Closing and such violation or breach has not been expressly waived in writing by the Purchaser and, if capable of being cured, shall not have been cured by the Seller or the Company, as applicable, prior to the earlier of (x) ten (10) Business Days after receipt by the Seller of written notice thereof from the Purchaser and (y) the End Date; provided that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to the Purchaser at any time that the Purchaser has violated, or is in breach of, any covenant, representation or warranty hereunder, if such breach has prevented satisfaction by the Company or the Seller of any condition to the obligations of the Purchaser to consummate the Closing hereunder;

(c) by the Seller, if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Seller and the Company to consummate the Closing and such violation or breach has not been expressly waived in writing by the Seller and the Company and, if capable of being cured, shall not have been cured by the Purchaser prior to the earlier of (x) ten (10) Business Days after receipt by the Purchaser of written notice thereof from the Seller and (y) the End Date (provided that the failure to deliver the payments required under Section 1.04 at the Closing as required hereunder shall not be subject to cure hereunder); provided that the right to terminate this Agreement pursuant to this

Section 8.01(c) shall not be available to the Seller at any time that the Seller or the Company has violated, or is in breach of, any covenant, representation or warranty hereunder, if such breach has prevented satisfaction by the Purchaser of any condition to the obligations of the Seller and the Company to consummate the Closing hereunder;

(d) by the Purchaser, if the transactions contemplated by this Agreement have not been consummated on or before March 8, 2016 (as such date may be extended pursuant to Section 12.17, the “End Date”); provided that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.01(d) if the Purchaser’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby by such date;

(e) by the Seller, if the transactions contemplated by this Agreement have not been consummated on or before the End Date; provided that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the Seller’s or the Company’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby by such date;

(f) by the Seller, after December 30, 2015 if and only if: (i) all of the conditions set forth in Section 2.01 have been satisfied or waived (other than those conditions which by their terms or nature are to be satisfied by performance at the Closing, provided that such conditions would be satisfied at the Closing), (ii) the Seller has sent written notice to the Purchaser confirming that all conditions set forth in Section 2.02 have been satisfied or that the Seller and the Company are willing to waive any unsatisfied conditions contained therein (other than those conditions which by their terms or nature are to be satisfied by performance at the Closing, provided that such conditions would be satisfied at the Closing) and that the Seller and the Company stand ready, willing and able to consummate the Closing, and (iii) the Purchaser fails to consummate the transactions contemplated by this Agreement by the later of (A) the third (3rd) business day following the date of delivery of such notice and satisfaction of such conditions and (B) the Extended Deadline set by the Seller , if any; at which point, Seller shall have the option of either immediately terminating this Agreement or, in Seller’s sole discretion, providing Purchaser with an additional Extended Deadline, which date may be continuously extended by Seller in its sole discretion (with notice to the Purchaser), including while asserting its rights under Section 12.17). For purposes hereof, “Extended Deadline” means any extension of the time period by the Seller in which Buyer is required to close the transactions pursuant to this Section 8.01(f), which shall be implemented by Seller by providing written notice to the Purchaser of such extension and the new date by which the Purchaser must consummate the transactions contemplated by this Agreement.; or

(g) by either the Purchaser or the Seller if any Governmental Entity shall have issued an Order or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or ruling or other action shall have become final and nonappealable.

8.02 Effect of Termination.

(a) In the event of any valid termination of this Agreement by the Purchaser or the Seller as provided in Section 8.01, (i) this Agreement shall forthwith become void and of no further force or effect (except that this Section 8.02, Section 6.02(c), Section 9.03, Section 9.05 and Article 12 shall survive the termination of this Agreement and shall be enforceable by the parties hereto), and (ii) absent a breach of this Agreement prior to such termination, for which the breaching party shall not be relieved of any Liability therefor, there shall be no Liability or obligation on the part of the Purchaser, the Seller or the Company to any other party hereto with respect to this Agreement; provided that, notwithstanding clause (ii) of this Section 8.02(a), (x) Liability may exist for breach of, or otherwise with respect to, the provisions of this Agreement specified in the parenthetical contained in clause (i) of this Section 8.02(a) and (y) the Purchaser shall remain liable for payment of the Termination Fee and other Liabilities as provided in this Section 8.02.

(b) If this Agreement is terminated by (i) the Seller in accordance with Section 8.01(f), (ii) the Purchaser at a time when the Seller may terminate this Agreement in accordance with Section 8.01(f); or (iii) the Purchaser and the Seller concurrently at a time when the Seller may terminate this Agreement in accordance with Section 8.01(f), then the Purchaser shall, as promptly as reasonably practicable (and in any event within two (2) Business Days after receipt of wire transfer instructions from the Seller) following such termination, pay, (i) if such termination occurs prior to January 1, 2016, $40,000,000; and (ii) if such termination occurs on or after January 1, 2016, $50,000,000 (each of (i) and (ii), the “Termination Fee”) to the Seller (or its designee(s)) by wire transfer of immediately available funds. If this Agreement is terminated in accordance with the first sentence of this Section 8.02(b) and the Seller (or its designee(s)) shall receive full payment of the Termination Fee pursuant to this Section 8.02(b), together with reimbursement of all applicable expenses and payment of all applicable interest pursuant to this Section 8.02(b), the receipt of the Termination Fee, together with such expense reimbursement and interest, shall be the sole and exclusive remedy against the Purchaser, any Purchaser Party or any Financing Source for any and all Losses, claims, expenses, Liabilities or damages suffered or incurred by the Seller or any other Person in connection with this Agreement, the Debt Commitment Letter (and the termination thereof), the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Seller nor any other Person shall be entitled to bring or maintain any claim, suit, action or proceeding against the Purchaser or any Purchaser Party and, without limiting Section 7.10, any Financing Sources arising out of or in connection with this Agreement, the transactions contemplated hereby (and the abandonment or termination thereof), any matter forming the basis for such termination or in connection with the financing of any portion of the Debt Financing, whether at law, in equity, in contracts, in tort or otherwise; provided that nothing in this Section 8.02(b) shall limit the right of any of the Seller, the Company, its Subsidiaries and/or their respective representatives (x) to bring or maintain any claim, suit, action or proceeding against the Purchaser or any Purchaser Party arising out of any breach of the Confidentiality Agreement or (y) to be indemnified and reimbursed for expenses in accordance with Section 6.02(c). Each of the parties hereto acknowledges and agrees that the agreements contained in this Section 8.02(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties hereto would not enter into this Agreement. The Purchaser and the Seller acknowledge and agree that (1) the Purchaser and the Seller have expressly negotiated the provisions of this Section 8.02(b), (2) in light of the circumstances existing at the time of the execution of this Agreement (including the inability of the parties hereto to quantify the damages that may be suffered by the Seller) the provisions of this Section 8.02(b) are reasonable, (3) the Termination Fee represents a good faith, fair estimate of the damages that the Seller would suffer as a result of the termination of this Agreement and the failure of Purchaser to acquire the equity of the Company from the Seller, and (4) the Termination Fee shall be payable as liquidated damages (and not as a penalty) without requiring the Seller or any other Person to prove actual damages. In the event that the Purchaser shall fail to pay the Termination Fee when due, the Purchaser shall reimburse the Seller for all costs and expenses actually incurred or accrued by the Seller, the Company or its Subsidiaries (including fees and expenses of counsel) in connection with collection under and enforcement in full of this Section 8.02(b), together with interest on the Termination Fee at a rate per annum equal to the “prime rate” at large U.S. money center banks in effect on the date such payment was required to be made (as published by The Wall Street Journal) through the date such payment was actually received. In no event shall this Section 8.02 be construed to mean that receipt of the Debt Financing is a condition to the Purchaser’s obligations hereunder; rather, the Termination Fee shall be payable when required in accordance with this Agreement regardless of whether or not the Purchaser received the proceeds from the Debt Financing.

(c) Notwithstanding this Section 8.02 or anything else in this Agreement to the contrary, the Purchaser affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that the Purchaser obtain financing for or related to any of the transactions contemplated by this Agreement.

ARTICLE 9

ADDITIONAL COVENANTS

9.01 Tax Matters. The provisions of this Section 9.01 shall govern the allocation of responsibility as between the Purchaser, the Company and its Subsidiaries, on the one hand, and the Seller, on the other hand, for certain Tax matters following the Closing:

(a) Responsibility for Filing Tax Returns. The Purchaser shall prepare and timely file or cause to be prepared and timely filed all Tax Returns for the Company and its Subsidiaries that have not yet been filed as of the Closing Date. All such Tax Returns for periods ending on or before the Closing Date or for any Straddle Period shall be prepared consistent with the past procedures and practices and accounting methods of the Company and its Subsidiaries, except as otherwise required by applicable law. The Purchaser shall timely pay or cause to be timely paid any amount shown as due on such Tax Returns.

(b) Transfer Taxes. Any stamp Tax, stock transfer Tax, or other similar Tax imposed on the Company and its Subsidiaries or the Purchaser as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties, interest or additions to Tax with respect to the Transfer Taxes shall be paid by the Purchaser. The Purchaser shall be responsible for filing any returns with respect to the Transfer Taxes and the Seller agrees to cooperate with the Purchaser in the filing of any such returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(c) Intermediary Transaction Tax Shelter. The Purchaser shall not take any action with respect to the Company and its Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

9.02 Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in this Section 9.02), during the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, each of the Purchaser, the Company and the Seller shall use its reasonable best efforts to cause the conditions to the other parties’ obligations to consummate the Closing to be satisfied and for the Closing to occur as promptly as practicable, and no party shall take any action designed to prevent, impede or delay the Closing.

9.03 Confidentiality.

(a) Each of the Purchaser and the Seller acknowledges that during the period from the date of this Agreement to the Closing, it remains bound by the confidentiality agreement, dated June 26, 2015 by and between the Purchaser and H.D. Vest Financial Services, Inc. (the “Confidentiality Agreement”). Additionally, the Confidentiality Agreement shall survive any termination of this Agreement for a period of 24 months following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term shall be automatically amended to be extended accordingly); provided that, notwithstanding the foregoing, the Purchaser shall continue to remain subject to the confidentiality and limitation of use provisions of the Confidentiality Agreement with respect to any retained Evaluation Material (as defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement (prior to giving effect to any amendment by this Section 9.03).

(b) The Company and its Subsidiaries agree that all of the confidential information of the Company and its Subsidiaries, including without limitation processes, compositions, product specifications, past, current and planned research and development, market studies and business plans, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, contract terms, customer and vendor terms, employee information, and any information that is marked “confidential” or in some comparable manner, whether or not reduced to writing, in each case of or concerning the Company and its Subsidiaries (the “Confidential Information”), immediately prior to the Closing, is the sole, exclusive and valuable proprietary information and property of the Company and its Subsidiaries, that such Confidential Information derives independent economic value from not being readily known or ascertainable by proper means by others who can obtain economic value from its disclosure or use, and that upon the Closing such Confidential Information will remain the sole and exclusive property of the Company and its Subsidiaries. Thus, the Seller agrees that from and after the Closing Date, without the prior written consent of the Purchaser, the Seller will (i) not use the Confidential Information to the detriment of the Purchaser, the Company or its Subsidiaries; and (ii) hold the Confidential Information in strict confidence, and without limiting the foregoing, not disclose the Confidential

Information to any Person (other than the Purchaser or the Purchaser’s Affiliates); provided, however, that the agreements in clause (ii) will not apply to the extent that (A) the same information is currently publicly available or becomes publicly available and that such public availability does not result from the misappropriation or improper disclosure, directly or indirectly, of such information by the Seller; (B) the Confidential Information is required by applicable Law to be disclosed, but then only (1) to the extent disclosure is required and (2) after undertaking in good faith to give the Purchaser notice of such obligation so that it may seek a protective order or other similar or appropriate relief or (C) the Confidential Information is being disclosed solely as part of a proceeding initiated with respect to the enforcement of Seller’s rights hereunder or under any agreement or transaction contemplated hereby.

9.04 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

9.05 Provision Respecting Legal Representation. The Purchaser hereby acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates (individually and collectively, the “Purchaser Group”), that Kirkland & Ellis LLP (i) may have served as counsel to the Seller and each of the Seller’s members and their respective Affiliates (individually and collectively, the “Seller Group”) and the Company, and (ii) may serve as counsel to the Seller Group, on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any matters involving, including any litigation, claim or obligation arising out of or relating to, this Agreement or the transactions contemplated by this Agreement (a “Post-Closing Representation”) notwithstanding such prior representation of the Company and its Subsidiaries, and each of the parties hereto hereby consents thereto and waives any claims they may have that Kirkland & Ellis LLP has a conflict of interest arising therefrom or is otherwise prohibited from engaging in a Post-Closing Representation, and each of such parties shall cause any Affiliate thereof to consent to and waive any such claim arising from such representation. The Purchaser further agrees, on its own behalf and on behalf of its Affiliates, including the Company and its Subsidiaries following the Closing, that, in the event that a dispute arises after the Closing between the Purchaser Group, the Company or a Subsidiary of the Company and the Seller or its Affiliates, Kirkland & Ellis LLP may represent Seller or its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to the Purchaser, the Company or a Subsidiary of the Company and even though Kirkland & Ellis LLP may have represented the Company or a Subsidiary of the Company in a matter substantially related to such dispute. The Purchaser represents that the Purchaser’s own attorney has explained and helped the Purchaser evaluate the implications and risks of waiving the right to assert a future conflict against Kirkland & Ellis LLP, and the Purchaser’s consent with respect to this waiver is fully informed. Each of the parties to this Agreement hereby irrevocably acknowledges and agrees that all communications prior to the Closing between the Company and its Subsidiaries and the Seller Group, on the one hand, and their external legal counsel, including but not limited to Kirkland & Ellis LLP, on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing (including, for the avoidance of doubt, all of the client files and records in the possession of Kirkland & Ellis LLP related to this Agreement and the transactions contemplated hereby), are privileged communications between the Company, its Subsidiaries and the Seller Group and such counsel (collectively, the “Privileged Communications”) and thereby property of the Seller Group, and the attorney-client privilege and the expectation of client confidence belongs to, and shall be controlled by, the Seller and will not pass to or be claimed by the Purchaser, the Company or any Subsidiary of the Company, and from and after the Closing none of the Company, its Subsidiaries, or any Person purporting to act on behalf of or through the Company or its Subsidiaries, will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through any other means. In addition, the Purchaser and the Company agree that it would be impractical to remove all attorney-client communications from the records (including e-mails and other electronic files) of the Company and its Subsidiaries. Accordingly, as to any such Privileged Communications prior to the Closing Date, the Purchaser, the Company, and each of its Subsidiaries together with any of their respective Affiliates, Subsidiaries, successors or assigns, further agree that no such Person may use or rely on any of the Privileged Communications in a manner that may be adverse to the Seller or any of its Affiliates.

9.06 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or general communication to the employees, customers or suppliers of the Company and its Subsidiaries, shall be issued or made by any party hereto without the joint approval of the Purchaser and the Seller, unless required by Law or the applicable rules of any stock exchange on which Purchaser or its Affiliates list securities (in each case, in the reasonable opinion of counsel), in which case the Purchaser and the Seller shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication, except to the extent such press release, announcement or communication contains information substantially consistent with information previously included in a press release, announcement or communication made in accordance with this Section 9.06. Nothing herein shall prevent the Company from notifying its and its Subsidiaries’ employees, customers or suppliers of the transactions contemplated herein prior to the Closing as is necessary or desirable to facilitate the consummation of such transactions. For the avoidance of doubt, the Parties acknowledge and agree that each of Parthenon Capital (“Parthenon”), Lovell Minnick Partners (“Lovell Minnick”), and Fisher Lynch Capital (“Fisher Lynch”) and their respective Affiliates (except for the Company and its Subsidiaries) may provide general information about the subject matter of this Agreement in connection with Parthenon’s, Lovell Minnick’s or their respective Affiliates’ normal fund raising, marketing, informational or reporting activities.

9.07 Regulatory Filings.

(a) As soon as practicable (but in any event no more than ten (10) business days following the execution and delivery of this Agreement, each of the Company and the Purchaser shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) a Notification and Report Form relating to this Agreement, the transactions contemplated by this Agreement as required by the HSR Act, and each of Company and/or Purchaser shall file comparable notification filings, forms and submissions with any foreign Governmental Authority that may be required by the notification or control laws and regulations (“Antitrust Laws”) of any foreign jurisdiction in which the Company or the Purchaser have business or operations or in which the Company and the Purchaser mutually agree to make such filing. Each of the Company and the Purchaser shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or other merger control authorities of any other jurisdiction and that the Company and the Purchaser reasonably deem necessary and/or appropriate.

(b) During the period from the date of this Agreement to the earlier of hte Closing and the termination of this Agreement in accordance with its terms, each of the Company and the Purchaser shall, and shall cause their respective Affiliates to, (i) promptly inform the other party hereto of any communication from any Governmental Authority regarding the transactions contemplated by this Agreement, (ii) if practicable, permit the other party hereto an opportunity to review in advance all the information relating to the Company and its Subsidiaries or Purchaser and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Person and/or any Governmental Authority in connection with the transactions contemplated by this Agreement (including, without limitation, in connection with obtaining the FINRA Approval), and incorporate the other party’s reasonable comments thereto, (iii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement (including, without limitation, in connection with obtaining the FINRA Approval) or the transactions contemplated hereby unless such party consults with the other party hereto in advance, and, to the extent permitted by such Governmental Authority, gives the other party hereto an opportunity to attend or participate in such meeting or discussion, and (iv) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided, however, that as to each of (i) through (iv) above, (a) any materials concerning valuation of the transaction or internal financial information may be redacted, and (b) each of Company and Purchaser may, as each deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 9.07 as “counsel only” and, in such event, such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such counsel to non-legal directors, officers, employees or other advisors or representatives of the recipient unless prior consent is obtained in advance from the source of the materials or its legal counsel.

(c) If, during the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, either the Company or the Purchaser or either of their respective Affiliates receives a request for additional information or documentary material from any such Governmental Authority or by the other party to this Agreement in connection with a request from such Governmental Authority, in each case with respect to the transactions contemplated by this Agreement (including without limitation in connection with obtaining the FINRA Approval), then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(d) If, during the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any Law or Order, or if any Law or Order is enacted, entered, promulgated or enforced by a Governmental Authority which would make illegal, or would otherwise prohibit or materially impair or delay, the transactions contemplated by this Agreement, each of the Company and the Purchaser shall, and shall cause their Affiliates to, cooperate in all respects with each other and use their respective reasonable best efforts to contest such action or proceeding and have vacated or otherwise lifted any such Law or Order, provided however that nothing in this Section 9.07 requires the Company or the Purchaser to (i) agree to or effectuate any sale, divestiture, license or other disposition or holding separate of any assets or categories of assets, or (ii) agree to any material restriction on its business or the imposition of any material limitation or regulation on the ability of the Company and the Purchaser or their respective Subsidiaries to freely conduct their respective businesses.

9.08 Guarantee.

(a) The Parent (i) shall cause the Purchaser to fulfill and comply with all of its obligations under this Agreement, (ii) absolutely, unconditionally and irrevocably guarantees, as a principal and primary obligor and not as a surety, to the Seller and the Company the due and timely performance by the Purchaser of the Purchaser’s covenants, agreements, obligations, commitments and undertakings given or undertaken or expressed to be given or undertaken under this Agreement which are to be performed on or prior to the Closing (including, for the avoidance of doubt, the payment of the Purchase Price).

(b) The guarantee in this Section 9.08 is a guarantee of payment and performance, and not merely of collection, and the Parent acknowledges and agrees that no release or extinguishments of the Purchaser’s obligations or Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee.

(c) The Parent hereby waives, for the benefit of the Seller and the Company, any right to require the Seller or the Company, as a condition of payment or performance by the Parent, to proceed against the Parent or pursue any other remedies whatsoever. Parent further waives any and all defenses it may have to the enforceability of this guaranty against it solely as a guarantor, which waiver shall not affect any defenses Purchaser may have as an obligor with respect thereto. Parent hereby represents and warrants to the Seller and the Company that (i) it is a corporation duly formed, validly existing and in good standing under the laws of the state of Delaware, and it has all power and authority to execute, deliver and perform its obligations under this Section 9.08; (ii) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary corporate action on its part, and no other proceedings or actions on the part of it are necessary therefor; (iii) this Agreement has been duly and validly executed and delivered by it and assuming that this Agreement is a valid and binding obligation of the other parties hereto, constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, and (v) assuming the funding in full of the Debt Financing in accordance with the Debt Commitment Letter, it has, and will have at the Closing, sufficient funds immediately available to pay and perform all of its obligations under this Section 9.08. The parties acknowledge and agree that obligations of the Parent hereunder are independent of the obligations of the Purchaser and that a separate action may be brought against the Parent, whether or not such action is brought against the Purchaser or whether the Purchaser is joined in such action. The Parent hereby agrees that its Liability hereunder shall not be contingent upon the exercise or enforcement by the Seller or the Company of whatever remedies they may have against the Purchaser or any of its Affiliates.

9.09 Rollover.

(a) Prior to the Closing, each of the Company and the Seller agree to take all necessary steps to comply with its obligations set forth in the Rollover Agreements, including the distribution of Company Shares (as defined in the Rollover Agreement) to Roger Ochs and the Rollover Employees as contemplated by and pursuant to the Rollover Agreement.

(b) In accordance with the Rollover Agreements, in the event that any Rollover Agreement has been terminated or is no longer in effect, the Company and the Seller shall refrain from distributing any Shares to such employee previously subject to such terminated or ineffective Rollover Agreement and to the extent any such Shares were distributed to any such employee prior to the termination of the applicable Rollover Agreement, the Company and the Seller agree to take such steps as are necessary or appropriate to ensure that such Shares are held by the Seller at the Closing.

ARTICLE 10

INDEMNIFICATION

10.01 General; Survival.

(a) From and after the Closing, the parties shall indemnify each other as provided in this Article 10. All indemnification payments made pursuant to this Article 10 shall be treated as an adjustment to the Purchase Price unless otherwise required by Law.

(b) From and after the Closing, the Purchaser and its Affiliates (including the Company and its Subsidiaries) and each of their respective directors, managers, officers, members, shareholders, partners, employees, agents, representatives (the “Purchaser

Indemnitees”) shall be entitled to be indemnified and held harmless from and against any Losses sustained or incurred by any Purchaser Indemnitee to the extent caused by, arising out of, resulting from or attributable to any inaccuracy in or breach of any representation and warranty made by the Seller or the Company in this Agreement, as such representations and warranties are qualified and supplemented by the Disclosure Schedule and in the certificate delivered by the Company and the Seller in connection with Section 2.01(f)(i).

(c) If an Indemnified Party wishes to seek indemnification for a claim based on this Article 10, the Indemnified Party must deliver notice of such claim to the Indemnifying Party on or before the date that is twelve (12) months following the Closing Date (the “Survival Period”). Any claim set forth in such notice delivered during the Survival Period shall survive until such time as such claim is fully and finally resolved.

(d) All pre-Closing covenants shall terminate on the Closing Date, and all other covenants and other obligations of the parties contained in this Agreement which require performance following the Closing Date shall survive the Closing indefinitely until such obligations have been fully performed in accordance with their terms.

10.02 Seller’s Indemnification Obligations. Subject to the provisions of this Article 10, and notwithstanding anything to the contrary in Section 10.01(b), from and after the Closing Date, the Seller shall only indemnify, defend, protect and hold harmless the Purchaser Indemnitees for, from and against any and all Losses sustained or incurred by any Purchaser Indemnitee to the extent caused by, arising out of, resulting from or attributable to:

(a) any inaccuracy in or breach of any representation and warranty made by the Seller or the Company in Section 3.12(i) of this Agreement, as such representations and warranties are qualified and supplemented by the Disclosure Schedule and in the certificate delivered by the Company (and/or the Seller) in connection with Section 2.01(f)(i) with respect to the representations and warranties set forth in Section 3.12(i) of this Agreement (and, for the avoidance of doubt, the Seller shall not indemnify the Purchaser Indemnitees for any other representation or warranty made by the Seller or the Company herein or in any certificate);

(b) any breach by the Seller, or any failure of the Seller to comply with, in any material respects, any of the covenants or obligations under this Agreement to be performed or complied with by the Seller following the Closing Date;

(c) any Indebtedness or Transaction Expenses that are not paid or satisfied in full at the Closing; and

(d) the matters set forth on the Specified Indemnity Schedule.

10.03 Purchaser’s Indemnification Obligations. Subject to the provisions of this Article 10, from and after the Closing Date, the Purchaser shall indemnify, indemnify, defend, protect and hold harmless the Seller and its Affiliates (excluding the Company and its Subsidiaries) and each of their respective directors, managers, officers, members, shareholders, partners, employees, agents, representatives (the “Seller Indemnitees”) for, from and against any and all Losses sustained or incurred by any Seller Indemnitee to the extent caused by, arising out of, resulting from or attributable to any breach by the Purchaser, or any failure of the Purchaser to comply with, in any material respects, any of the covenants or obligations under this Agreement to be performed or complied with by the Purchaser following the Closing Date.

10.04 Limitations on Indemnification Obligations. The obligations of the Seller and the Purchaser pursuant to the provisions of Section 10.02 are subject to the following limitations:

(a) The Seller shall not be liable to the Purchaser Indemnitees for indemnification under Section 10.02(a) until the aggregate amount of Losses that the Purchaser Indemnitees would recover under Section 10.02(a), but for this Section 10.04(a), exceeds, on a cumulative basis, $1,000,000 (the “Deductible”) and then only for the excess over the Deductible.

(b) Except as provided in Section 10.07, the sole and exclusive recourse of the Purchaser Indemnitees with respect to any Losses owed under this Article 10 shall be limited to the funds then remaining in the Indemnity Escrow Account paid in accordance with the Escrow Agreement.

(c) The Seller’s obligation to indemnify, defend, protect and hold harmless the Purchaser Indemnitees for Losses under Section 10.02 shall be limited to the Purchaser Indemnitees’ actual, out-of-pocket Losses.

(d) Any calculation of Losses hereunder shall be net of any insurance proceeds or third-party payments (including any amounts paid by or clawed back from an IC Representative) realized by and paid to any Purchaser Indemnitee, including for the avoidance of doubt under the R&W Insurance Policy. The Purchaser shall use commercially reasonable efforts to, and shall cause the Purchaser Indemnitees to use commercially reasonable efforts to, seek full recovery under all insurance policies and third-party payments (including any amounts owed by or which could be clawed back from an IC Representative) covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder, including without limitation under the R&W Insurance Policy. In the event that an insurance or other recovery is made by any Purchaser Indemnitee with respect to any Loss for which any such Purchaser Indemnitee has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Seller.

(e) Losses for which any Purchaser Indemnitee may be entitled to indemnification hereunder shall not include any of the Liabilities of the Company and its Subsidiaries as of the Closing to the extent such Liabilities are included in the calculation of the Final Net Working Capital, Final Transaction Expenses or Final Indebtedness.

(f) No Indemnified Party shall be entitled to recover any Losses relating to any matter arising under a provision of this Agreement to the extent that the Indemnified Party has already recovered Losses with respect to such matter pursuant to another provision of this Agreement.

(g) For purposes of this Article 10, the determination of any inaccuracy in or breach of any representation or warranty shall be determined without regard and without giving effect to “materiality,” “material adverse effect” or similar qualifiers.

(h) Each Person entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

(i) Notwithstanding anything to the contrary in this Article 10, in no event shall the limitations set forth in this Section 10.04 in any way limit the Purchaser’s right to make claims and receive recoveries under the R&W Insurance Policy.

10.05 Notice and Determination of Claims. If any Indemnified Party believes that it has sustained or incurred any Losses for which it may be entitled to indemnification, such Indemnified Party shall so notify the Indemnifying Party promptly, and in any case (other than with respect to a Third Party Claim) within 30 days of the Indemnified Party becoming aware that such Losses have been sustained or incurred, in writing (the “Claim Notice”) specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted and the amount of Losses being claimed. After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a person shall be entitled under this Article 10 shall be determined: (a) by the written agreement between the parties; (b) by a final judgment or decree of any court of competent jurisdiction; or (c) by any other means to which the parties shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Article 10 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was damaged or prejudiced as a result of such failure to give timely notice vis-à-vis its rights and obligations hereunder.

10.06 Third Party Claims.

(a) Promptly following the receipt of notice of an action, claim, examination, investigation, enforcement referral or audit by a third party (including, for the avoidance of doubt, by a Governmental Authority) with respect to (i) any matters set forth on the Specified Indemnity Schedule or (ii) any other matters involving a monetary or other obligation, in each case, which may, if true, constitute or result in Losses for which an Indemnifying Party is obligated to indemnify, defend, protect and hold harmless the Indemnified Party pursuant to this Article 10 (a “Third Party Claim”), the Indemnified Party receiving the notice of the Third Party Claim shall notify the Indemnifying Party of its existence setting forth with reasonable specificity the facts and circumstances of which such Indemnified Party has received notice, the amount of Losses being claimed, to the extent known, and specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted. A failure by an Indemnified Party to give timely, complete or accurate notice of a Third Party Claim will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was damaged or prejudiced as a result of such failure to give timely notice vis-à-vis its rights and obligations hereunder.

(b) Subject to Section 10.06(e) and only to the extent permitted by applicable Law (or by the applicable Governmental Authority bringing the action, claim, examination, investigation, enforcement referral or audit), the Indemnifying Party shall have the right to conduct and control at its own expense, through counsel of its choosing, the defense of any Third Party Claim as to which indemnification is sought by any Indemnified Party from any Indemnifying Party hereunder; provided, however, that the Indemnifying Party shall not have the right to conduct and control the defense of such Third Party Claim if the insurer under the R&W Insurance Policy has assumed the defense of such Third Party Claim in accordance with the terms of the R&W Insurance Policy. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to the Third Party Claim if such notice is given at least ten days prior to such due date) after receipt of the notice of Third Party Claim given by the Indemnified Party to the Indemnifying Party under Section 10.06(a) of its election to assume the defense of such Third Party Claim. Notwithstanding the foregoing procedures (but subject to Sections 10.06(d) and 10.06(e)), the Seller, as the Indemnifying Party for any matter set forth on the Specified Indemnity Schedule that is being actively managed and subject to current, ongoing and continuing discussions with the relevant counterparty as of the Closing Date, shall be able to assume the defense of any such ongoing matters by providing the Purchaser, as the Indemnified Party, of notice of its intent to assume such defense no later than thirty (30) days following the Closing Date. The Indemnified Party has the right, but not the obligation to participate, through separate counsel chosen by it and at its own expense, in the defense of any such Third Party Claim as to which the Indemnifying Party has so elected to conduct and control the defense thereof.

(c) With respect to any Third Party Claim as to which the Indemnifying Party has so elected to conduct and control the defense thereof, the Indemnifying Party shall give the Indemnified Party written notice of the Indemnifying Party’s intention to settle any Third Party Claim at least 10 days prior to the settlement of any such Third Party Claim. The Indemnifying Party shall not settle or compromise such Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, unless (i) the Indemnified Party is given a full and complete release of any and all Liability by all relevant parties to such claim or demand in respect of such Third Party Claim; (ii) the damages payable under the settlement are limited to monetary payments for which the Indemnified Party is fully indemnified by the Indemnifying Party; (iii) the settlement does not require any non-monetary relief; and (iv) the settlement does not act as an adverse and binding precedent upon the Indemnified Party with respect to any unrelated similar claims or demands, as reasonably determined based upon the advice of outside counsel. Notwithstanding anything in this Section 10.06 to the contrary, the Indemnified Party shall have the right to pay, settle or compromise any Third Party Claim without the Indemnifying Party’s consent, provided, that, in such event the Indemnified Party shall waive any right to indemnity therefor hereunder.

(d) To the extent any Governmental Authority does not permit the Indemnifying Party to conduct and control the defense of any Third Party Claim in accordance with Section 10.06(b), the Indemnified Party shall conduct and control, through counsel of the Indemnifying Party’s choosing which is reasonably acceptable to the Indemnified Party, the defense, compromise and settlement of any such Third Party Claim; provided that if the Indemnified Party shall comply with Section 10.06(f) with respect to the ongoing defense of such Third Party Claim and in the event the Indemnified Party intends to settle such Third Party Claim and is seeking or intends to seek indemnification from the Seller under this Article 10 with respect to any Losses caused by, arising out of, resulting from or attributable to such Third Party Claim, the Indemnified Party shall give the Indemnifying Party written notice of the Indemnified Party’s intention to settle at least 20 days prior to the settlement of any such Third Party Claim and the Indemnified Party shall not settle or compromise such Third Party Claim without the written consent of the Indemnifying Party, which shall not be unreasonably withheld.

(e) Notwithstanding anything in Section 10.06(b) to the contrary, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third Party Claim that (i) seeks an injunction or other equitable relief against the Indemnified Party; (ii) relates to Taxes imposed on the Company or any Subsidiaries or that involves the Tax Returns of the Company or any Subsidiary; or (iii) the settlement of which may act as an adverse and binding precedent upon the Indemnified Party with respect to unrelated similar claims or demands, as reasonably determined based upon the advice of outside counsel. Additionally, the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to accept a tender of the defense of the Third Party Claim in the manner set forth herein or if it shall fail to diligently manage the Third Party Claim in the reasonable judgment of the Indemnified Party based upon the advice of outside counsel. In any such event described in this Section 10.06(d), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Party Claim.

(f) With respect to any Third Party Claim, the party conducting and controlling the defense of such Third Party Claim shall, and shall cause its Affiliates to, (i) promptly inform the other party hereto of material communications from any Governmental Authority regarding the transactions contemplated by this Agreement, (ii) if practicable, permit the other party hereto an opportunity to review in advance all the information that appears in any material filing made with, or material written materials submitted to, any Person and/or any Governmental Authority in connection with a Third Party Claim, and incorporate such other party’s reasonable and prompt comments thereto, (iii) not participate in any substantive settlement meeting or other material discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning the Company or its Subsidiaries unless the party conducting and controlling the defense of such Third Party Claim consults with the other party hereto in advance, and, to the extent permitted by such Governmental Authority, gives such other party hereto an opportunity to attend or participate in such settlement meeting or other material discussion, and (iv) furnish the other party with copies of all material correspondences, filings, and written communications between any Governmental Authority or its respective staff, on the one hand, and the party conducting and controlling the defense of such Third Party Claim and their Subsidiaries and Representatives, on the other with respect to such Third Party Claim; provided, however, that with respect to any Third Party Claim for which the Seller is conducting and controlling the defense thereof, any references to “material” in items (i) through (iv) in this

Section 10.06(f) shall be disregarded for purposes of this covenant. Further, the parties hereto agree to use commercially reasonable efforts to cooperate in the defense of any Third Party Claim, including by retaining and upon the request of the party conducting and controlling the defense of such Third Party Claim, providing to such party all material records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties hereby agree to enter into a customary nondisclosure agreement with respect to any Third Party Claim, including the existence of such Third Party Claim and any information provided by the Purchaser, the Company or any of its Subsidiaries in connection with a Third Party Claim.

10.07 Exclusive Remedy. Except in the case of actual fraud by the Seller, from and after the Closing, the remedies provided in this Article 10 shall be the sole and exclusive remedies of the parties in connection with any breach of representations or warranties or non-performance of any covenant or agreement contained in this Agreement; provided, however, that nothing contained herein shall prevent any party from seeking specific performance or injunctive relief to which it is entitled pursuant to Section 12.17 with respect to any breach or threatened breach of this Agreement.

ARTICLE 11

DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“2015 Adjusted EBITDA Escrow Amount” means $20,000,000.

“Adjustment Escrow Account” means the escrow account established pursuant to the Escrow Agreement to hold the Adjustment Escrow Amount.

“Adjustment Escrow Amount” means $2,000,000.

“Advisory Contract” means any existing investment advisory, sub-advisory, investment management, trust or similar agreement with any Client to which the Adviser Subsidiary is a party.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law relating to income Tax) of which the Company or any of its Subsidiaries is or has been a member.

“Assets Under Administration” means, as of any date of determination, the assets of any Person (whether held on the BD Subsidiary’s brokerage platform or held by a mutual fund, insurance company, or other Person or otherwise under management pursuant to an Advisory Contract) for which the Company or any of its Subsidiaries is the investment adviser, broker-dealer, or agent of record; provided, however, that for purposes of Section 2.01(j), Assets Under Administration as of the Closing Date shall be adjusted for changes in market value for the period beginning August 31, 2015 and ending on the Closing Date in the same manner as such adjustment is applied in the Company’s monthly operational report.

“Assignment Requirements” means, with respect to any Advisory Contract, the consents and approvals required under applicable Law to effect, as applicable, (i) the assignment or continuation of such Advisory Contract in connection with the transactions contemplated by this Agreement, and/or (ii) a change of control of the adviser, sub-adviser, investment manager, trustee or similar such party in connection with the transactions contemplated by this Agreement, and, with respect to any BD Contract or Insurance Arrangement, any similar regulatory or contractual requirement.

“BD Cash” means cash held by the BD Subsidiary which is necessary such that the BD Subsidiary not have an aggregate indebtedness (computed in accordance with Rule 15c3-1 of the Exchange Act) that exceeds 300% of its net capital.

“BD Contract” means any existing customer or similar agreement with any Customer to which the BD Subsidiary is a party at the date hereof.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close; provided that for purposes of this Agreement, neither November 27, 2015 nor December 24, 2015 shall constitute a “Business Day” notwithstanding whether the banks located in the State of New York are authorized or obligated to close.

“Cash” means, with respect to the Company and its Subsidiaries, as of the close of business on the day immediately preceding the Closing Date, all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP. For avoidance of doubt, Cash shall (1) be calculated net of issued but uncleared checks and drafts, (2) include checks and drafts deposited for the account of the Company and its Subsidiaries but not yet reflected as available proceeds in the Company’s or its Subsidiaries’ account, (3) exclude Restricted Cash and (4) exclude BD Cash.

“Client” means, with respect to the Adviser Subsidiary, any Person for which the Adviser Subsidiary acts as an investment adviser, manager, sub-adviser, sub-manager, or in another similar capacity pursuant to an Advisory Contract.

“Client Liabilities” means expenses and other liabilities of the Company’s and its Subsidiaries’ Clients which are paid by the Company and its Subsidiaries on such Clients’ behalf or to such Clients, including those which are of a type reflected as “Client Funds Payable” on the Latest Balance Sheet.

“Code” means the Internal Revenue Code of 1986, as amended.

“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person of this Agreement or the transactions contemplated hereby, to make any material change to its business, to incur any material fees or expenses (other than normal and usual filing fees, processing fees, and incidental expenses), to commence any litigation or to incur any other material burden.

“Company Intellectual Property” means (i) all Intellectual Property Rights in any Technology owned by the Company or any of its Subsidiaries and (ii) all Company Registered Intellectual Property Rights, together with any unregistered Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Consent” means a Customer or Client consent, or a consent relating to an Insurance Arrangement, sought under Section 6.04.

“Customer” means, with respect to the BD Subsidiary, any Person for which the BD Subsidiary provides broker and/or dealer services or acts in another similar capacity pursuant to a Customer Contract.

“Environmental Laws” means all applicable Laws concerning pollution or protection of the environment as enacted prior to and in effect as of the Closing Date, including all such Laws relating to the generation, distribution, treatment, storage, disposal, transport, handling, emission, discharge, release or threatened release of any Hazardous Substance.

“Equity Rollover Amount” means the aggregate dollar value of gross cash proceeds represented by the Rollover Percentage (as defined in the Rollover Agreements) set forth in each of the Rollover Agreements.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” means an escrow agreement in the form to be mutually agreed upon by the Seller and the Purchaser, with such customary changes thereto as may be requested by the Escrow Agent, and as may be amended from time to time in accordance with the terms therein.

“Escrow Amount” means an amount equal to the 2015 Adjusted EBITDA Escrow Amount plus the Adjustment Escrow Amount plus the Indemnity Escrow Amount.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded License” means any license under which software is licensed as “free software” or “open source software,” including any license that is a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and that requires, as a condition of use, modification or distribution of software subject to such license, that (i) other software linked, combined or distributed with such software be disclosed or distributed in source code form, or (ii) other software linked, combined or distributed with such software or any associated Intellectual Property Rights be made available by the Company without cost (including for the purpose of making additional copies or derivative works).

“Existing Loan Agreements” means the First Lien Loan Agreement and the Second Lien Loan Agreement.

“Financing Source Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, that relates to the Debt Commitment Letter, the Debt Financing or any actions or obligations of the Financing Sources in connection herewith or therewith.

“Financing Sources” means the lenders, agents and arrangers of any Debt Financing, together with their respective Affiliates, officers, directors, employees, agents and representatives and their successors and assigns, including any successors or assigns via joinder agreements or credit agreements relating thereto.

“FINRA” means the Financial Industry Regulatory Authority.

“First Lien Loan Agreement” means that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 17, 2015 (as amended from time to time), by and among the Company, HD Vest, Inc., a Texas corporation, the several banks and other financial institutions and lenders from time to time party thereto, Madison Capital Funding LLC, individually, and in its capacity as administrative agent for the lenders, Fifth Third Bank, as syndication agent, and CIT Finance LLC, as documentation agent.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the periods presented.

“Governmental Authority” means any governmental, regulatory, self-regulatory or administrative body, agency, commission, office, department or authority, any court or judicial authority, any arbitral tribunal or any other public authority, whether foreign, federal, state or local.

“Hazardous Substance(s)” means any material, substance or waste that is regulated by Environmental Laws because of its dangerous or deleterious properties or characteristics, including petroleum.

“IC Representative” means each Person who is registered or licensed as a registered representative, investment adviser representative, insurance broker, insurance agent, producer, distributor or other Persons who market, produce or service the Insurance Arrangements, sales person, formal manager or supervisor of the foregoing, or equivalent person of the Company or any Company Subsidiary, including the Adviser Subsidiary and/or BD Subsidiary and/or any Insurance Subsidiary at the date hereof.

“Indebtedness” means, as of any particular time, the unpaid principal amount of, and accrued interest on, (i) all indebtedness for borrowed money of the Company and its Subsidiaries (including the Existing Loan Agreements), (ii) any indebtedness of the Company and its Subsidiaries evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any obligations of the Company and its Subsidiaries under conditional sale or other title retention agreements; (v) any obligations of the Company and its Subsidiaries under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements or other hedging contracts (including breakage costs with respect thereto), (vi) any indebtedness guaranteed in any manner by the Company and its Subsidiaries, and (vii) all obligations of the Company and its Subsidiaries under leases that have been recorded by the Company and its Subsidiaries as capital leases; but excluding, in each of (i) through (vii) above, all intercompany indebtedness among the Company and its Subsidiaries.

“Indemnified Party” means, with respect to a particular matter, a Person who is entitled to indemnification from another party hereto pursuant to Article 10.

“Indemnifying Party” means, with respect to a particular matter, a party hereto who is required to provide indemnification under Article 10 to another Person.

“Indemnity Escrow Account” means the escrow account established pursuant to the Escrow Agreement to hold the Indemnity Escrow Amount.

“Indemnity Escrow Amount” means $10,000,000.

“Insurance Arrangement” means any insurance or annuity policy and similar contract, together with all binders, slips, certificates, endorsements and riders thereto issued or entered into, and any brokerage or similar agreement or arrangement existing at the date hereof with any Person to which the Company or any of its Subsidiaries has agreed provide services and has received or may receive (or its IC Representatives may receive) commissions and/or other fees or payments, in each case, in connection with the business conducted by the Insurance Subsidiaries as of the date hereof.

“Insurance Subsidiary” means each of H.D. Vest Insurance Company, LLC, A Texas limited liability company, H.D. Vest Insurance Company, LLC, a Massachusetts limited liability company and H.D. Vest Insurance Company, a Missouri limited liability company.

“Intellectual Property Rights” means all intellectual property or other proprietary rights, whether existing under statute or at common law or equity, in any jurisdiction throughout the world, including: (i) patents (including any continuations and continuations in part, divisionals, reissues and renewals), inventions and invention disclosures, (ii) trademarks, service marks, trade dress, trade names, brand names, corporate names, logos or similar identifiers, slogans and Internet domain names and all goodwill associated therewith, (iii) copyrights and copyrightable works, mask works, and all other rights corresponding thereto (including moral rights), (iv) rights of privacy, personality and publicity, and (v) trade secrets, know-how, or proprietary information.

“Investment Advisers Act” means the Investment Advisers Act of 1940, 15 U.S.C. § 80b-1 et seq., as amended, and the rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, 15 U.S.C. § 80a-1 et. seq., as amended, and the rules and regulations promulgated thereunder.

“Key Employee” means Roger Ochs.

“Law” means any law, rule, regulation, judgment, injunction, order, decree or other legally binding action or requirement of a Governmental Authority.

“Liabilities” means all liabilities and obligations, whether accrued, unaccrued, or fixed, known or unknown, absolute or contingent, asserted or unasserted, determined or undetermined, matured or unmatured, or otherwise.

“Liens” means liens, mortgages, pledges, security interests, charges and encumbrances.

“Loss” means any loss, liability, claim, damage, penalty, fine, judgment, award, settlement, cost, offset, demands, fees (including reasonable attorneys’ fees), expense, disbursements and other obligations.

“Management Services Agreement” means that certain Professional Services Agreement, dated as of October 3, 2011, by and between H.D. Vest, Inc., a Texas corporation and PCap, L.P. a Delaware limited partnership.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (a) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (b) Seller’s ability to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the negotiation, execution, announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, customers, suppliers, partners or employees, or on revenue, profitability and cash flows; (ii) conditions affecting the industry in which the Company and its Subsidiaries participate, the U.S. or world economy as a whole or the U.S. or global capital or financial markets in general or the markets in which the Company and its Subsidiaries operate; (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) the taking of any action, or failing to take any action, at the request of the Purchaser, or the taking of any action by the Purchaser; (v) any change in applicable Laws or the interpretation thereof; (vi) actions required to be taken under applicable Laws; (vii) any change in GAAP or other accounting requirements or principles; (viii) any change in the cost or availability or other terms of any financing to be obtained by the Purchaser; (ix) any failure (as distinguished from any change, effect, event, occurrence, state of facts or development giving rise to or contributing to such failure) by the Company and its Subsidiaries to meet financial forecasts, projections or estimates; or (x) national or international political or social conditions, including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; except in each of the foregoing clauses (ii), (v), (vi), (vii) or (x), excluding any such change, effect, event, occurrence, state of facts or development that has a disproportionate effect on the Company or its Subsidiaries in comparison to other participants in the industries in which the Company and its Subsidiaries operate.

“Net Working Capital” means (i) all current assets (excluding Cash, Restricted Cash, BD Cash and deferred income Tax assets (including any current portion thereof) of the Company and its Subsidiaries as of the close of business on the day immediately preceding the Closing Date minus (ii) all current liabilities (excluding (A) Indebtedness, (B) Transaction Expenses, (C) deferred income Tax liabilities (including any current portion thereof), (D) Client Liabilities and (E) balance sheet reserves or accruals in respect of any liability on the Special Indemnity Schedule) of the Company and its Subsidiaries, in each case as of the close of business on the day immediately preceding the Closing Date, and in each case determined on a consolidated basis in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Latest Balance Sheet, and not including any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. Schedule 11.01 attached hereto sets forth an example of the calculation of Net Working Capital as of date of the Latest Balance Sheet. Net Working Capital shall be calculated in accordance with Schedule 11.01 and only include the line items set forth therein.

“Order” means any judgment, ruling, order, writ, decision, verdict, settlement, injunction, award or decree entered, issued, made or rendered by any Governmental Authority.

“Paying Agent” means Continental Stock Transfer & Trust Company, as paying agent to the Seller.

“Permit” means all licenses, permits, certificates, registrations, bonds, certificates of occupancy, accreditations and other authorizations and approvals that are issued by or obtained from any Governmental Authority.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet delinquent or the amount or validity of which are being contested in good faith; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not yet delinquent or the amount or validity of which are being contested in good faith; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property or the operation of the business of the Company and its Subsidiaries or any violation of which would not materially detract from the value or use of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ business; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of Leased Real Property; (vii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; and (viii) non-exclusive licenses for Intellectual Property Rights granted in the ordinary course of business.

“Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.

“Purchaser Party” means the Purchaser, any Affiliate of the Purchaser and any of their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Required Information”1 means (a) the historical financial statements regarding the Company and its Subsidiaries necessary to satisfy the conditions set forth in clauses (a) and (b) of paragraph 7 of Exhibit C of the Debt Commitment Letter as such conditions relate to the historical financial statements of the Company and its Subsidiaries (or any analogous section in any amendment, modification, supplement, restatement or replacement thereof permitted or required pursuant to Section 6.02) and (b) the other information regarding the Company and its Subsidiaries customarily delivered by a borrower and necessary for the preparation of the pro forma financial statements identified in clause (c) of paragraph 7 of Exhibit C of the Debt Commitment Letter (or any analogous section in any amendment, modification, supplement, restatement or replacement thereof permitted or required pursuant to Section 6.02).

“Restricted Cash” means the Cash of the Company’s or its Subsidiaries’ clients held by the Company or its Subsidiaries and used, or held for use, to satisfy Client Liabilities.

“Rollover Employees” means Joel Bennett, Neal Heifetz, Aditya Kumar Garg, Casey Griffin, Ruth Papazian, Scott Rawlins and Brian Stern.

“R&W Insurance Policy” means a policy of insurance covering Liabilities and Losses of the Seller arising under Article 10 of this Agreement to be entered into between the Purchaser and a nationally recognized insurance carrier to be selected by the Purchaser in its sole discretion.

“SEC” means the U.S. Securities and Exchange Commission.

[1]	PC Note: Lender comments pending.

“Second Lien Loan Agreement” means that certain Amended and Restated Term Loan Agreement, dated as of March 17, 2015 (as amended from time to time), by and among the Company, HD Vest, Inc., a Texas corporation, the several banks and other financial institutions party from time to time party thereto, and LBC Credit Partners III, LP, individually, and in its capacity as administrative agent for the lenders

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Parties” means the Seller, any Affiliate of the Seller and their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Specified Indemnity Accrued Amount” means the aggregate amount accrued, but not paid, as of the Closing Date for Liabilities of the Company or any of its Subsidiaries arising out of, resulting from or attributable to the entry into a binding settlement, compromise or other similar agreement, or the issuance of any final Order, in either case with respect to any matter set forth on the Specified Indemnity Schedule for which the Liabilities with respect to such binding settlement, compromise, similar agreement or Order regarding any individual matter on the Specified Indemnity Schedule are equal to or greater than $1,500,000.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity (other than a corporation) of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity (other than a corporation) if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director, managing member or general partner of such partnership, limited liability company, association or other business entity.

“Target Net Working Capital” means negative $3,600,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, value added, excise, severance, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, payroll, employee or other withholding, or other tax, including any interest, penalties or additions to tax.

“Tax Returns” means any return, report, claim for refund, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Technology” means collectively any and all of the following: (i) computer software and code, applications, websites, content (including text, pictures, sounds, music, and video), application programming interfaces, protocols, documentation, data, databases, data collections, schematics, diagrams, products, product specifications, packaging, games, devices, know-how, techniques, formulae, algorithms, routines, works of authorship (whether or not copyrightable), discoveries, concepts, processes, prototypes, test methodologies, test tools, supplier and customer lists, materials that document design or design processes, or that document research or testing (including designs, processes, and results); (ii) any media on which any of the foregoing is recorded; and (iii) any other tangible embodiments of any of the foregoing.

“Transaction Expenses” means all (i) fees and expenses of the Company and its Subsidiaries incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, (ii) one-half of the premium payable related to the irrevocable “tail” insurance policies obtained by the Purchaser pursuant to 7.03(c) and (iii) the gross amount of any transaction bonuses or similar payments prior to any withholding for Taxes that are due to any employee, officer or director directly as a result of and in connection with the consummation of the transactions contemplated hereby pursuant to any agreement entered into by the Company or any Subsidiary thereof prior to the Closing and any related Taxes due and owing by the Company or any Subsidiary with respect to such amounts. For the avoidance of doubt, Transaction Expenses shall include those fees and expenses set forth on the Transaction Expenses Schedule which shall be delivered by the Company to the Purchaser not less than two (2) days prior to the anticipated Closing Date.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

11.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

11.03 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:2

Term	Section No.
2015 Adjusted EBITDA	1.08(a)
2015 Adjusted EBITDA Payment	1.08(c)
2015 EBITDA Objections Statement	1.08(b)
2015 EBITDA Statement	1.08(a)
Actual 2015 Adjusted EBITDA	1.08(b)
Adjusted EBITDA	1.08(f)
Adviser Subsidiary	3.22(a)
Agreement	Preface
Antitrust Laws	9.07
Base Consideration	1.02(a)
BD Subsidiary	3.23(a)
Closing	1.06
Closing Balance Sheet	1.05(a)
Closing Date	1.06
Collection and Use	3.12(i)
Company	Preface
Company Registered Intellectual Property	3.12(a)
Competing Acquisition Proposal	6.06(a)
Confidentiality Agreement	9.03(a)
Confidential Information	9.03(b)
Consolidated Interest Expense	1.08(f)
Debt Commitment Letter	4.06
Debt Financing	4.06
Deductible	10.04(a)
Designated Contacts	6.03
Disclosure Schedules	Article 3
Dispute Resolution Auditor	1.05(b)
DOJ	9.07
D&O Costs	7.03(b)
D&O Expenses	7.03(b)
D&O Indemnifiable Claim	7.03(b)
D&O Indemnifying Party	7.03(b)
D&O Indemnitee	7.03(b)
Electronic Delivery	12.13
Employment Agreement	Recitals
End Date	8.01(d)
ERISA	3.15(a)
Estimated Cash	1.03
Estimated Indebtedness	1.03
Estimated Net Working Capital	1.03
Estimated Transaction Expenses	1.03
Excess Amount	1.05(d)
Final Cash	1.05(b)
Final Indebtedness	1.05(b)
Final Net Working Capital	1.05(b)

[2]	NTD: To be updated upon finalization of agreement.

Term	Section No.
Final Transaction Expenses	1.05(b)
Financial Statements	3.06
FINRA Approval	2.01(g)
FINRA Consent Application	6.05(a)
Form ADV	3.22(a)
Form BD	3.23(b)
FTC	9.07
HSR Act	3.14
Latest Balance Sheet	3.06
Leased Real Property	3.09(b)
Lovell Minnick	9.06
Material Contracts	3.11(b)
M&A Qualified Beneficiary	7.04
Negative Consent Notice	6.04
Objections Statement	1.05(b)
Parent	Preface
Parthenon	9.06
Personally Identifiable Information	3.12(i)
Personally Identifiable Information Obligation	3.12(i)
Plans	3.15(a)
Post-Closing Representation	9.05
Preliminary Purchase Price	1.02(b)
Preliminary Statement	1.05(a)
Privileged Communications	9.05
Purchase Price	1.02(a)
Purchaser	Preface
Purchaser Group	9.05
Purchaser Indemnitees	10.02
Purchaser’s Representatives	6.03
Real Property Leases	3.09(b)
Rollover	Recitals
Rollover Agreements	Recitals
Rollover Shares	Recitals
Seller	Preface
Seller Group	9.05
Seller Indemnitees	10.03
Shares	Recitals
Shortfall Amount	1.05(c)
Termination Fee	8.02(b)
Third Party Claims	10.06(a)
Transfer Taxes	9.01(b)
WARN Act	3.16

ARTICLE 12

MISCELLANEOUS

12.01 Expenses. Except as otherwise expressly provided herein, the Seller, on the one hand, and the Purchaser, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.

12.02 Knowledge Defined. For purposes of this Agreement, “the Company’s knowledge” as used herein shall mean the actual knowledge of Roger Ochs, Joel Bennett, Brian Stern, Ruth Papazian, Casey Griffin and Scott Rawlins, in each case, after due inquiry.

12.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile or email (provided that, if such facsimile or email is delivered after 5:00 p.m. Pacific time or on a day other than a Business Day, then on the next following Business Day), (c) the Business Day following the day on which the same has been delivered to a reputable national overnight delivery service (charges prepaid) or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the recipient party to the sending party:

Notices to the Purchaser or (following the Closing) to the Company:

Blucora, Inc.

10900 NE 8th Street, Suite 800

Bellevue, Washington 98004

Attention: Mark Finkelstein

Facsimile: (425) 201-6167

Email: mark.finkelstein@blucora.com

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, Washington 98101

Attention: Andrew Bor

Facsimile: (206) 359-9577

Email: abor@perkinscoie.com

Notices to the Seller:

HDV Holdings LLC

c/o Parthenon Capital Partners

Four Embarcadero Center, Suite 3610

San Francisco, California 94111

Attention:     Brian Golson

    Andrew C. Dodson

Facsimile: (415) 913-3913

Email: bgolson@parthenoncapital.com

andrewd@parthenoncapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

Attention:     Jeffrey Seifman, P.C.

    Shelly M. Hirschtritt, P.C.

    Tana M. Ryan

Facsimile: (312) 862-2200

Email:      jseifman@kirkland.com

shirschtritt@kirkland.com

tryan@kirkland.com

Notices to the Company (prior to the Closing):

HDV Holdings, Inc.

6333 North State Highway 161

Fourth Floor

Irving, Texas 75038

Attention: Joel Bennett, Chief Financial Officer

Facsimile: (972) 870-6128

Email: joel.v.bennett@hdvest.com

with copies (which shall not constitute notice) to:

Parthenon Capital Partners

Four Embarcadero Center, Suite 3610

San Francisco, California 94111

Attention:     Brian Golson

    Andrew C. Dodson

Facsimile: (415) 913-3913

Email:      bgolson@parthenoncapital.com

andrewd@parthenoncapital.com

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

Attention:     Jeffrey Seifman, P.C.

     Shelly M. Hirschtritt, P.C.

    Tana M. Ryan

Facsimile: (312) 862-2200

Email:      jseifman@kirkland.com

shirschtritt@kirkland.com

tryan@kirkland.com

12.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser without the prior written consent of the Seller, or by the Company or the Seller without the prior written consent of the Purchaser; provided that, (i) after the Closing, the Seller may assign this Agreement to any of its beneficial owners or successors by operation of law so long as such beneficial owners or successors agree to satisfy the Seller’s obligations under this Agreement, (ii) the Purchaser may assign this Agreement to any of the Purchaser’s financing sources (including the Financing Sources) as collateral (but any such assignment shall not limit the Purchaser’s obligations hereunder), (iii) the Financing Sources under the Debt Financing Commitment will be a beneficiary and shall have the right enforce their rights under Sections 7.10(e), 7.10(f), 7.10(g), 8.02(b), 12.04, 12.08, 12.10, 12.11, the proviso in 12.15, and 12.16, directly (and no amendment or modification to such provisions (and the related definitions or other provisions of this Agreement to the extent a modification would serve to modify the substance of such provisions) which would be adverse to the Financing Sources under the Debt Financing Commitment may be made without the prior consent of the Financing Sources under the Debt Financing Commitment, and (iv) the Purchaser may assign this Agreement to any affiliate or successor by operation of law so long as such affiliate or successor agrees to satisfy the Purchaser’s obligations under this Agreement (and provided that such assignment shall not in any case release the Purchaser from its obligations hereunder).

12.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.06 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits and Disclosure Schedules hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit or Disclosure Schedule hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or

“Disclosure Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is disjunctive but not exclusive, and the word “including” (in its various forms) means “including without limitation.” With respect to the determination of any period of time, “from” means “from and including.”

12.07 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules, and such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be construed as or deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract, the existence of any liability or other obligation of any kind).

12.08 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended only in a writing signed by the Purchaser, the Company and the Seller. No waiver of any provision hereunder, or any breach, default or misrepresentation hereunder, shall be valid unless the same shall be in writing and signed by the party making such waiver, and no such waiver shall extend to or affect in any way any other provision or prior or subsequent breach, default or misrepresentation. Notwithstanding the foregoing, no amendment, modification or waiver of any of provision of Section 7.10(e), Section 7.10(f), Section 7.10(g) Section 8.02(b), Section 12.04, this Section 12.08, Section 12.10, Section 12.11, the proviso in Section 12.15 and Section 12.16 or any other provision that would have the effect of amending any of the foregoing that adversely affects the Debt Financing Sources shall be effective without the consent of such adversely affected Debt Financing Sources).

12.09 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof or thereof in any way.

12.10 Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that the Persons benefitting from Section 7.03 shall be express third-party beneficiaries of Section 7.03; provided, further that the Financing Sources shall be third party beneficiaries of and have the right to enforce their rights under Section 7.10(d), Section 7.10(e), Section 7.10(f), Section 8.02(b), Section 12.04, Section 12.08, this Section 12.10, Section 12.11, the proviso in Section 12.15 and Section 12.16 and are intended to be the only third party beneficiaries thereunder.

12.11 Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO (INCLUDING THE DEBT FINANCING), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE AND REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.12 Purchaser Deliveries. The Purchaser agrees and acknowledges that all documents or other items delivered or made available to the Purchaser’s representatives, and all documents or other items made available to the Purchaser and its representatives in the Company’s electronic data room located at https://services.intralinks.com/login/, shall be deemed to be delivered or made available, as the case may be, to the Purchaser for all purposes hereunder.

12.13 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

12.14 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

12.15 Governing Law. Except as otherwise provided in Section 7.10(g) all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Disclosure Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York.

12.16 Consent to Jurisdiction. SUBJECT TO THE PROVISIONS OF SECTION 7.10 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL PROPERLY AND EXCLUSIVELY LIE IN THE CHANCERY COURT OF THE STATE OF DELAWARE, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN DELAWARE OR, AS APPLICABLE, ANY FEDERAL APPELLATE COURT THAT INCLUDES THE STATE OF DELAWARE WITHIN ITS JURISDICTION). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN

THE MANNER PROVIDED FOR NOTICES IN SECTION 12.03 OF THIS AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

12.17 Specific Performance.

(a) Subject to Sections 8.02(b) and 12.17(b), the parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that, subject to Sections 8.02(b) and 12.17(b), (i) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 12.16 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law, and (iii) any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.17 shall not be required to provide any bond or other security in connection with any such order or injunction. If, on or prior to the End Date, any party hereto brings any action, in each case in accordance with Section 12.16 and subject to Section 12.17(b), to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended (x) for the period during which such action is pending, plus ten (10) Business Days or (y) by such other time period established by the court presiding over such action, as the case may be. Notwithstanding anything herein to the contrary, in no event shall this Section 12.17 be used, alone or together with any other provision of this Agreement, to require the Company to remedy any breach of any representation or warranty of the Company made herein.

(b) Notwithstanding anything herein to the contrary, including the provisions of Section 12.17(a), prior to the Closing, the right of the Seller or the Company to obtain an injunction, specific performance or other equitable relief, with respect to the obligation of the Purchaser to consummate the transactions contemplated by this Agreement, shall only be available in the event that: (i) all conditions to the Closing set forth in Section 2.01 have been satisfied or waived at the time when the Closing would have occurred pursuant to the terms hereof (other than those conditions which by their terms or nature are to be satisfied by performance at the Closing, provided that such conditions would be satisfied at the Closing); (ii) the Debt Financing has been funded, or will be funded at the Closing subject to satisfaction of any equity funding condition in the Debt Commitment Letter; and (iii) the Seller has confirmed in a written notice to the Purchaser that: (A) all conditions to the Closing set forth in Section 2.02 have been satisfied or that the Seller and the Company are willing to waive any unsatisfied conditions (other than those conditions which by their terms or nature are to be satisfied by performance at the Closing, provided that such conditions would be satisfied at the Closing), and

(B) if specific performance is granted and the Debt Financing is funded, then the Seller and the Company are ready, willing and able to consummate the Closing. For the avoidance of doubt, the Sellers and the Company may pursue a grant of specific performance as expressly permitted by this Section 12.17(b) or the payment of the Termination Fee (and any related costs of collection or interest payment) by the Purchaser, but under no circumstances shall the Purchaser be obligated to both specifically perform the terms of this Agreement and pay the Termination Fee (and any related costs of collection or interest payment) in accordance with Section 8.02(b).

12.18 Consents. The Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company and/or any of its Subsidiaries is a party (including the contracts set forth on the Contracts Schedule and the Real Property Leases set forth on the Real Property Schedule) and such consents may not have been obtained. The Purchaser agrees and acknowledges that the Seller and the Company shall have no liability whatsoever to the Purchaser (and the Purchaser shall not be entitled to assert any claims) arising solely out of the failure to obtain any consents that were set forth on the Company Authorization Schedule or the Seller Authorization Schedule or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a direct result of the failure to obtain any consents set forth on the Company Authorization Schedule or the Seller Authorization Schedule.

12.19 Seller Reserve. Prior to any distribution by the Seller to its members of any amounts received by the Seller pursuant to this Agreement, the Seller may, in its discretion, retain a portion of such amounts to be held in reserve by the Seller to pay for potential post-Closing expenses incurred by the Seller in connection with this Agreement or any of the transaction contemplated hereby or thereby; provided that the Seller agrees to indemnify, defend, protect and hold harmless the Purchaser Indemnitees solely with respect to any claims by Seller’s equityholders related to Seller’s failure to distribute such amounts to Seller’s equityholders.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first written above.

Seller:	HDV HOLDINGS LLC

	By:	/s/ Roger Ochs
	Name:	Roger Ochs
	Its:	President

Company:	HDV HOLDINGS, INC.

	By:	/s/ Roger Ochs
	Name:	Roger Ochs
	Its:	President

Parent:	BLUCORA, INC.

	By:	/s/ Mark A. Finkelstein
	Name:	Mark Finkelstein
	Its:	Chief Legal & Administrative Officer

Purchaser:	PROJECT BASEBALL SUB, INC.

	By:	/s/ William J. Ruckelshaus
	Name:	William J. Ruckelshaus
	Its:	President and Chief Executive Officer